Exhibit 10.3
Execution Version

$50,000,000
LOAN AND SECURITY AGREEMENT
Dated as of October 22, 2010
by and among
ADS TACTICAL, INC.,
as Holdings,
ATLANTIC DIVING SUPPLY, INC.,
as Borrower
and
MAR-VEL INTERNATIONAL, INC.
and certain other Subsidiaries of the Borrower,
as Subsidiary Guarantors,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
WELLS FARGO SECURITIES, LLC,
as Sole Lead Arranger and Sole Bookrunner

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INDEX TO EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Information Certificate
Exhibit D	Form of Joinder Agreement
Exhibit E	Form of Notice of Borrowing
Exhibit F	Form of Notice of Prepayment
Exhibit G	Form of Notice of Conversion or Continuation
Exhibit H	Form of Term Note
Exhibit I	Form of Instrument of Assignment
Exhibit J	Form of Notice of Assignment
Exhibit K	Form of Intercreditor Agreement

SCHEDULES

Schedule 1.1	Existing Cash Equivalents
Schedule 6.1	Commercial Tort Claims
Schedule 6.2(b)	Chattel Paper; Instruments
Schedule 8.2	Name; State of Organization; Chief Executive Office; Collateral Locations
Schedule 8.6	Litigation
Schedule 8.9	Employee Benefits
Schedule 8.10	Deposit Accounts; and Securities Accounts
Schedule 8.11	Intellectual Property
Schedule 8.12	Subsidiaries; Affiliates; Capitalization; Solvency
Schedule 8.13	Labor Disputes
Schedule 8.15	Material Contracts; Material Government Contracts
Schedule 8.16	Real Property
Schedule 9.17	Post-Closing Conditions
Schedule 10.1	Existing Indebtedness
Schedule 10.2	Existing Liens
Schedule 10.3	Existing Investments
Schedule 10.7	Existing Affiliate Transactions

LOAN AND SECURITY AGREEMENT
     This Loan and Security Agreement dated October 22, 2010 is entered into by and among ADS TACTICAL, INC., a Delaware corporation (“Holdings”), ATLANTIC DIVING SUPPLY, INC. (d/b/a ADS, Inc.), a Virginia corporation (the “Borrower”), MAR-VEL INTERNATIONAL, INC., a New Jersey corporation, and each additional Subsidiary of the Borrower that becomes a party hereto as a “Guarantor” (collectively, the “Subsidiary Guarantors”), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Assumption (collectively, the “Lenders,” as hereinafter further defined) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent” as hereinafter further defined).
WITNESSETH:
     WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders enter into financing arrangements with the Borrower pursuant to which the Lenders may make a term loan to the Borrower; and
     WHEREAS, each Lender is willing to agree (severally and not jointly) to make such term loan to the Borrower on a pro rata basis according to its Term Loan Commitment (as defined below) on the terms and conditions set forth herein and the Administrative Agent is willing to act as administrative agent for the Lenders on the terms and conditions set forth herein and the other Loan Documents;
     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.1 Defined Terms. For purposes of this Agreement, the following terms have the respective meanings given to them below:
     “ABL Administrative Agent” means Wells Fargo Bank, National Association (as successor by merger to Wachovia Bank, National Association), as administrative agent for the ABL Lenders party to the ABL Loan Agreement.
     “ABL Bank Product Provider” means a “Bank Product Provider” as defined in the ABL Loan Agreement.
     “ABL Borrowing Base” means the “Borrowing Base” as defined in the ABL Loan Agreement.
     “ABL Borrowing Base Certificate” means a “Borrowing Base Certificate” as defined in the ABL Loan Agreement.
     “ABL Closing Date” means February 18, 2010.
     “ABL Commitment” means the “Commitment” as defined in the ABL Loan Agreement.
     “ABL Lenders” means the lenders from time to time party to the ABL Loan Agreement.

     “ABL Loan Agreement” means that certain Loan and Security Agreement dated as of February 18, 2010 as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date by and among Holdings, the Borrower, any other borrowers party thereto, the Subsidiary Guarantors, the lenders party thereto, as lenders, and Wells Fargo Bank, National Association (as successor by merger to Wachovia Bank, National Association), as administrative agent.
     “ABL Loan Documents” means, collectively, the ABL Loan Agreement and all other agreements and other documents evidencing or governing the credit facility established pursuant to the ABL Loan Agreement and any Permitted Refinancing Indebtedness in respect thereof or providing any guarantee, Liens or other rights in respect thereof.
     “ABL Obligations” means the “Obligations” as defined in the ABL Loan Agreement.
     “ABL Secured Parties” means the “Secured Parties” as defined in the ABL Loan Agreement.
     “ABL Specified Obligations” means the “Bank Product Obligations” as defined in the ABL Loan Agreement.
     “ABL Subsidiary Borrowers” means, collectively, the Subsidiary Guarantors that are also “Borrowers” under, and as defined in, the ABL Loan Agreement and “ABL Subsidiary Borrower” means any such Person.
     “ABL Total Outstandings” means the “Total Outstandings” as defined in the ABL Loan Agreement.
     “Accounts” means, as to each Loan Party, all present and future accounts, as defined in the UCC, of such Loan Party.
     “Acquisition” means any transaction or series of related transactions for the purpose of resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or all or substantially all of any business unit, division, product line or line of business of any Person, (b) the acquisition in excess of fifty percent (50%) of all classes of Capital Stock of any Person, or otherwise causing any Person to become a Subsidiary or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).
     “Adjusted Eurodollar Rate” means, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the LIBOR for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Rate Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Rate Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

     “Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent on behalf of the Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.
     “Administrative Agent Payment Account” means the account of the Administrative Agent as the Administrative Agent may from time to time designate to the Borrower as the Administrative Agent Payment Account for purposes of this Agreement and the other Loan Documents.
     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds five percent (5%) or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds five percent (5%) or more of any class of Voting Stock or in which such Person beneficially owns or holds five percent (5%) or more of the equity interests, (c) any director or executive officer of such Person and (d) solely for purposes of Section 10.7, any Affiliate (as described in clause (b) above) of any director or executive officer of the Borrower. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.
     “Agreement” means, on any date, this Loan and Security Agreement as originally in effect on the Closing Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.
     “Applicable Margin” means, with respect to the Term Loans, 4.00% for Eurodollar Rate Loans and 3.00% for Base Rate Loans.
     “Approved Fund” means any Person (other than a natural Person), including without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided that any such Approved Fund must be administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means Wells Fargo Securities, LLC in its capacity as sole lead arranger and sole bookrunner, and each of its successors or assigns.
     “Arsenal Venture Partners Investments” means one or more Investments as a limited partner in the Arsenal Venture Partnership in an aggregate amount not to exceed (a) $4,000,000 in any twelve (12) consecutive month period or (b) $10,000,000 during the term of this Agreement.
     “Arsenal Venture Partnership” means Arsenal Venture Partnership II, L.P., a Delaware limited partnership.
     “Arsenal Venture Partnership Agreement” means that certain limited partnership agreement by and among Arsenal Venture Partners, LLC, a Delaware limited liability company, as general partner, and certain limited partners (including the Borrower) party thereto, in the draft form attached to the Responsible Officer’s certificate provided on the Closing Date pursuant to Section 5.1(l), as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with, and to the extent permitted by, Section 10.10.
     “Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit A hereto (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 14.11.
     “Bank Product Agreement” means those agreements entered into from time to time by any Loan Party with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
     “Bank Product Amount” has the meaning given to such term in the definition of Bank Products.
     “Bank Product Obligations” has the meaning given to such term in the definition of Obligations.
     “Bank Product Provider” means any Lender or any of its Affiliates that provides any Bank Products to any Loan Party; provided that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Obligations.
     “Bank Products” means any one or more of the following types or services or facilities provided to a Loan Party by a Bank Product Provider: (a) credit cards, stored value cards or purchase cards, (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of a Loan Party pursuant to agreement or overdraft for any accounts of a Loan Party maintained at the Administrative Agent or any Bank Product Provider that are subject to the control of the Administrative Agent pursuant to any Deposit Account Control Agreement to which the Administrative Agent or such Bank Product Provider is a party, as applicable, (ii) controlled disbursement services and (iii) E-payables or comparable services, and (c) Hedge Agreements if and to the extent permitted hereunder. In connection with any Bank Product, each Bank Product Provider, other than the Administrative Agent and its Affiliates, shall provide written notice to the Administrative Agent (1) prior to entering into a Bank Product of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time and (2) in connection with any Bank Product that is a Hedge Agreement, from time to time but no less frequently than monthly, the mark-to-market exposure with respect to Bank Products consisting of Hedge Agreements provided by such Bank Product Provider, giving effect to any netting with respect to all such Bank Products consisting of Hedge Agreements provided by such Bank Product Provider to the Loan Parties, as reasonably determined by such Bank Product Provider. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists.
     “Base Rate” means, on any date, the greatest of (a) the rate from time to time publicly announced by Wells Fargo as its prime rate, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto (and each change in the prime rate shall be effective as of the opening of business on the day such change in such prime rate occurs), (b) the Federal Funds Rate in effect on such day plus one-half percent (0.50%) and (c) the LIBOR Rate for a one month

Interest Period on such day plus one percent (1.00%) (provided that if the LIBOR Rate is not available on such date as described in Article 4 or otherwise, the most recently available LIBOR Rate for a one month Interest Period shall be used).
     “Base Rate Loans” means all or a portion of the Term Loan made to the Borrower that bears interest based on the Base Rate.
     “Borrower” has the meaning given to such terms in the preamble hereof.
     “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of North Carolina, and a day on which the Administrative Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market or other applicable Eurodollar Rate market.
     “Capital Expenditures” means, with respect to any Person, expenditures by such Person for the acquisition (including the acquisition by capitalized lease) or improvement of capital assets, as determined in accordance with GAAP.
     “Capital Leases” means, with respect to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.
     “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).
     “Cash Dividends” means, for any applicable period of computation, the aggregate amount of all Restricted Payments paid in cash by Holdings and the Borrower pursuant to Section 10.6(c)(ii) and (e) during such period.
     “Cash Equivalents” means, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Loan Party) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with

Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above; and (g) those investments existing on the ABL Closing Date and identified on Schedule 1.1. For the avoidance of doubt, auction rate securities shall not constitute “Cash Equivalents”.
     “Cash Taxes” means, for any applicable period of computation, without duplication, the sum of (a) all federal, state, local and foreign income taxes paid in cash by the Borrower and its Subsidiaries or Holdings and its Subsidiaries, as applicable, during such period (net of all income tax refunds and credits received in cash by the Borrower and its Subsidiaries or Holdings and its Subsidiaries, as applicable, during such period), which number for the applicable period of computation shall not be less than zero, determined on a combined basis in accordance with applicable law and GAAP and (b) Permitted Tax Distributions paid by the Borrower and its Subsidiaries or Holdings and its Subsidiaries, as applicable, during such period.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means (a) the failure of the Permitted Holders, collectively, to directly own and control in excess of 50% of the Voting Stock of Holdings on a fully-diluted basis (taking into account all Voting Stock that the Permitted Holders have the right to acquire pursuant to any option right); or (b) the failure of Holdings to directly own and control one hundred percent (100%) of each class of Capital Stock of the Borrower; or (c) except as otherwise permitted pursuant to Section 10.4 or 10.5, the failure of the Borrower to, directly or indirectly, own and control one hundred percent (100%) of each class of the Capital Stock of each Subsidiary Guarantor; or (d) during any year following the Closing Date, individuals who at the beginning of such year constituted the board of directors of the Borrower or Holdings (together with any new directors whose election to the applicable board of directors or whose nomination for election by the equityholders of the Borrower or Holdings, as applicable, was approved by a vote of at least a majority of the members of the applicable board of directors then still in office who were either directors at the beginning of such year or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Borrower or Holdings, as applicable, then still in office.
     “Closing Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 14.2).
     “Code” means the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
     “Collateral” has the meaning given to such term in Section 6.1.
     “Collateral Access Agreement” means an agreement in writing, in form and substance reasonably satisfactory to the Administrative Agent, from a lessor of premises to any Loan Party, or another person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of a premises on which any of such Collateral is located, in favor of the Administrative Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

     “Compliance Certificate” means a compliance certificate executed by the chief financial officer of (a) each of Holdings and the Borrower, in the case of any such certificate delivered pursuant to Section 9.6(a)(i) or (b) the Borrower, in the case of any such certificate delivered pursuant to Section 9.6(a)(ii), and in each case substantially in the form of Exhibit B hereto.
     “Control Agent” means Wells Fargo Bank, National Association, in its capacity as control agent under the Intercreditor Agreement, and any of its successors and permitted assigns.
     “Default” means an act, condition or event which with notice or passage of time or both would constitute an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loan required to be funded by it under the Agreement within one (1) Business Day of the date that it is required to do so under the Agreement, (b) notified the Borrower (and the Borrower has notified the Administrative Agent), the Administrative Agent or any other Lender (and such Lender has notified the Administrative Agent) in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by the Administrative Agent) under which it has committed to extend credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it under the Agreement within one (1) Business Day of the date that it is required to do so under the Agreement, unless the subject of a good faith dispute, or (e) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
     “Default Rate” means the applicable rate set forth in Section 3.1(c).
     “Deposit Account Control Agreement” means an agreement in writing, in form and substance reasonably satisfactory to the Administrative Agent, by and among the Administrative Agent, the Loan Party with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by the Administrative Agent directing disposition of the funds in the deposit account without further consent by such Loan Party and has such other terms and conditions as the Administrative Agent may reasonably require.
     “Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loan and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loan and all other Obligations that are accrued and payable), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute

Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Capital Stock is issued pursuant to a plan for the benefit of Holdings, the Borrower or their respective Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings, the Borrower or their respective Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
     “Dollars” means the lawful currency of the United States of America.
     “Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any state of the United States or the District of Columbia.
     “EBITDA” means, for any applicable period of computation, determined, with respect to the Borrower and its Subsidiaries or Holdings and its Subsidiaries, as applicable, on a consolidated basis in accordance with GAAP, (a) Net Income for such period plus (b) without duplication, the sum of the following to the extent deducted in calculating Net Income: (i) Interest Expense for such period, (ii) income tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) for such period, (iii) depreciation and amortization for such period, (iv) any non-cash charges for such period (excluding non-cash charges that are expected to become cash charges in a future period or that are reserves for future cash charges), (v) non-cash losses for such period from the proposed or actual disposition of material assets, (vi) Transaction Costs for such period, (vii) costs and expenses incurred in connection with the relocation of the Borrower’s headquarters for such period and (viii) financial advisory and other related fees and expenses for such period in an amount acceptable to the Administrative Agent, minus (c) without duplication, the sum of the following to the extent included in calculating Net Income: (i) non-cash, extraordinary or non-recurring gains for such period and (ii) non-cash gains for such period from the proposed or actual disposition of material assets.
     “Eligible Assignee” means (a) any Lender, (b) any Affiliate of a Lender, (c) an Approved Fund or (d) any other Person (other than a natural person) that is approved by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed), provided that neither Holdings, the Borrower nor any Subsidiary or Affiliate thereof shall qualify as an Eligible Assignee.
     “Environmental Laws” means all foreign, Federal, State, provincial and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Loan Party and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials including, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law, civil law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

     “Equipment” means, as to each Loan Party, all of such Loan Party’s now owned and hereafter acquired equipment, as defined in the UCC, wherever located, including all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.
     “ERISA” means the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.
     “ERISA Affiliate” means any person required to be aggregated with the Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code or Section 4001(b) of ERISA.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than events as to which the requirement of notice has been waived in regulations by the Pension Benefit Guaranty Corporation, (b) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan, (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, (f) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate in excess of $500,000 and (g) any other event or condition with respect to a Plan including any Pension Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of the Borrower in excess of $500,000.
     “Eurodollar Rate Loans” means all or a portion of the Term Loan made to the Borrower that bears interest based on the Adjusted Eurodollar Rate.
     “Event of Default” has the meaning given to such term in Section 11.1.
     “Excess Availability” has the meaning given to such term in the ABL Loan Agreement, as such term may be amended in accordance with the terms hereof.
     “Excluded Bank Account” means (a) deposit accounts specifically and exclusively used for, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (b) that certain deposit account in existence on the Closing Date with Merrill Lynch Capital Corporation (or any successor thereto) so long as such account (i) does not at any time have more than $1,000,000 on deposit therein and (ii) is used solely for the purpose of the Borrower’s credit card program with Merrill Lynch Capital Corporation, (c) that certain deposit account in existence on the Closing Date with Charter Bank (or any successor thereto) so long as such account does not at any time have more than $250,000 on deposit therein or (d) any other deposit account or securities account which, individually or in the aggregate, does not at any time have more than $50,000 on deposit therein.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) any taxes imposed on or measured by its overall net income (however denominated) or net profits of such Person (and franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such recipient (i) is organized or incorporated, (ii) maintains its principal lending office or, in the case of any Lender, its applicable lending office with respect to this Agreement or (iii) has a present or former connection other than a connection resulting from entering into this Agreement, receiving any payment or enforcing any right under this Agreement; (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Lender is located and (c) in the case of any Foreign Lender, any withholding tax payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of an Eligible Assignee, the date of the Assignment and Assumption) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.5(g), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of assignment, to receive additional amounts from the Loan Party with respect to such withholding tax pursuant to Section 4.5(b).
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.
     “Fee Letter” means the letter agreement, dated as of October 1, 2010, by and among the Borrower and the Arranger, setting forth certain fees payable by the Borrower in connection with the Term Loan Facility, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
     “Fixed Charge Coverage Ratio” means, as of the last day of each fiscal quarter of the Borrower and as of the last day of each fiscal year of Holdings, the ratio of (a) (i) consolidated EBITDA plus (ii) cash interest income minus (iii) Unfinanced Capital Expenditures minus (iv) Cash Taxes to (b) Fixed Charges, in each case, computed for the Borrower and its Subsidiaries or Holdings and its Subsidiaries, as applicable, for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date. For purposes of calculating the Fixed Charge Coverage Ratio for any applicable period during which any Permitted Acquisition or any Asset Disposition is consummated, (i) income statement items and balance sheet items (whether positive or negative) attributable to the business or Person acquired in such Permitted Acquisition or the asset(s) subject to such Asset Disposition shall be included or excluded, as applicable, in such calculations to the extent relating to such applicable period and the Permitted Acquisition or Asset Disposition shall be deemed to have occurred as of the first day of such applicable period, (ii) EBITDA may be adjusted to include operating and other expense reductions and other adjustments for such period resulting from such Permitted Acquisition and (iii) Indebtedness of a business or Person that is retired in connection with such Permitted Acquisition or Asset Disposition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period, in each case, to the extent that such adjustments in clauses (i), (ii) and (iii) of this sentence (A) are identified by Holdings or the Borrower, as applicable, and supported by documentation reasonably acceptable to the Administrative Agent and (b) approved by the Administrative Agent in its sole discretion. For purposes of this definition, “Asset Disposition” means the disposition of any or all of the assets of Holdings or the Borrower, as applicable, whether by sale, lease, transfer or otherwise.
     “Fixed Charges” means, for any applicable period of computation, without duplication, the sum of (a) all Interest Expense paid in cash by the Borrower and its Subsidiaries or Holdings and its Subsidiaries, as applicable, for such period plus (b) Scheduled Indebtedness Payments made by the

Borrower and its Subsidiaries or Holdings and its Subsidiaries, as applicable, during such period plus (c) all Arsenal Venture Partners Investments made during such period plus (d) any taxes paid or payable during such period in connection with the Arsenal Venture Partners Investments plus (e) Cash Dividends paid in cash by the Borrower and its Subsidiaries or Holdings and its Subsidiaries, as applicable, for such period.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, which, in each case, are applicable to the circumstances as of the date of determination consistently applied.
     “Government Contract” means any written agreement, commitment, contract, instrument or other binding arrangement between the Borrower or any Subsidiary thereof and any U.S. Governmental Authority.
     “Governmental Authority” means any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guarantors” means, collectively, Holdings, the Subsidiary Guarantors and any other Person that at any time after the Closing Date becomes a party hereto pursuant to a joinder agreement in substantially the form of Exhibit D pursuant to which such Person shall become a party to the Guaranty as a joint and several “Guarantor”.
     “Guaranty” means the guaranty made by the Guarantors of the Obligations under Article 13 in favor of the Administrative Agent, for the benefit of the Secured Parties.
     “Hazardous Materials” means any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).
     “Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
     “Holdings” has the meaning given to such term in the preamble.
     “Holdings Owners” has the meaning given to such term in Section 10.6(d).

     “Indebtedness” means, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments, (b) representing the balance deferred and unpaid of the purchase price of any property or services (other than an account payable to a trade creditor (whether or not an Affiliate) incurred in the ordinary course of business of such Person and payable in accordance with customary trade practices), (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases, (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition, (e) all obligations of any such Person in respect of Disqualified Capital Stock, (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, bankers’ acceptances, drafts or similar documents or instruments issued for such Person’s account, (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness is assumed by or is a personal liability of such Person, all as of such time, (h) all net obligations, liabilities and indebtedness of such Person (marked to market) arising under Hedge Agreements, (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; (j) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefor or such Person has no liability therefor as a matter of law, (k) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP, (l) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), and (m) all obligations of such person under take or pay or similar arrangements.
     “Indemnitee” has the meaning given to such term in Section 14.4.
     “Information Certificate” means a certificate of the Loan Parties substantially in the form of Exhibit C hereto.
     “Instrument of Assignment” means each instrument of assignment executed by a Loan Party with respect to any Material Government Contract to which such Loan Party is a party, substantially in the form of Exhibit I hereto.
     “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) patents, patent applications and inventions, including all renewals, extensions, combinations, divisions, or reissues thereof, (“Patents”); (b) trademarks, service marks, trade names, trade dress, logos, Internet domain names and other business identifiers, together with the goodwill symbolized by any of the foregoing, and all applications, registrations, renewals and extensions thereof, (“Trademarks”); (c) copyrights and all works of authorship including all registrations, applications, renewals, extensions and reversions thereof (“Copyrights”); (d) all computer software, source code, executable code, data, databases and documentation thereof; (e) all trade secret rights in information, including trade secret rights in any formula, pattern, compilation, program, device, method, technique, or process, that (1) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; (f) all other intellectual property or proprietary rights in any discoveries, concepts, ideas, research and development, know-how, formulae, patterns, inventions, compilations, compositions, manufacturing and production processes and techniques, program, device, method, technique, technical data, procedures, designs, recordings, graphs, drawings, reports, analyses, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, business and marketing plans and proposals and advertising and promotional materials; and (g) all rights to sue at law or in equity for any infringement or other impairment or violation thereof and all products and proceeds of the foregoing.
     “Intercreditor Agreement” means that certain Intercreditor Agreement of even date herewith by and among the Administrative Agent, on behalf of the Secured Parties, the ABL Administrative Agent, on behalf of the ABL Secured Parties, the Control Agent and each of the Loan Parties, substantially in the form of Exhibit K, as amended restated, supplemented or otherwise modified from time to time.
     “Interest Expense” means, for any applicable period of computation, all interest expense of the Borrower and its Subsidiaries or Holdings and its Subsidiaries, as applicable, for such period, determined on a consolidated basis in accordance with GAAP.
     “Interest Period” means for any Eurodollar Rate Loan, a period of approximately one (1), two (2) or three (3) months duration as the Borrower may elect; provided that:
          (a) the Borrower may not elect an Interest Period that will extend beyond the Maturity Date;
          (b) no such Interest Period shall be less than thirty (30) days;
          (c) the Interest Period shall commence on the date the Term Loan is made or continued as, or converted into, a Eurodollar Rate Loan, and shall expire on the numerically corresponding day in the calendar month at its end;
          (d) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and
          (e) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.
     “Inventory” means, as to each Loan Party, all present and future inventory, as defined in the UCC, of such Loan Party.
     “Investment” means, with respect to a Person, any investment in any other Person, whether by means of (a) purchase or acquisition of obligations or securities of such other Person, (b) capital contribution to such other Person, (c) loan or advance to such other Person, (d) making of a time deposit with such other Person, (e) guarantee or assumption of, or providing any collateral or letter of credit for, any obligation of such other Person, (f) Acquisition or (g) otherwise.

     “Investment Property Control Agreement” means an agreement in writing, in form and substance reasonably satisfactory to the Administrative Agent, by and among the ABL Administrative Agent, the Administrative Agent, any Loan Party (as the case may be) and any securities intermediary that maintains a securities account of such Loan Party, acknowledging that such securities intermediary has custody, control or possession of such securities account on behalf of the Administrative Agent, that it will comply with entitlement orders originated by the Administrative Agent with respect to such securities account, and has such other terms and conditions as the Administrative Agent may require.
     “Leases” has the meaning given to such term in Section 8.16.
     “Lender” means each financial institution signatory hereto as a Lender and each other Person made a party to this Agreement as a Lender in accordance with Section 14.11.
     “Lending Party” means the Administrative Agent or any Lender.
     “LIBOR Rate” means, for any Eurodollar Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any applicable successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided that if more than one rate is specified on Reuters Screen LIBOR01 Page (or any applicable successor page), the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, such rate is not available, then “LIBOR Rate” means the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Term Loans then requested are being offered to leading banks at approximately 11:00 a.m. (London time), two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.
     “License Agreements” has the meaning set forth in Section 8.11.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).
     “Loan Documents” means, collectively, this Agreement, the Term Notes, the Intercreditor Agreement, the Pledge Agreement, all Deposit Account Control Agreements, all Investment Property Control Agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Loan Party in connection with this Agreement; provided that in no event shall the term “Loan Documents” be deemed to include any Hedge Agreement or other Bank Product Agreement.
     “Loan Parties” means, collectively, the Borrower and the Guarantors.
     “Mar-Vel” means Mar-Vel International, Inc., a New Jersey corporation.
     “Material Adverse Effect” means a material adverse effect on (a) the business, properties, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole; (b) the legality, validity or enforceability of this Agreement or any other Loan Document; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of the

Administrative Agent upon the Collateral; (d) the Collateral or its value; (e) the ability of any Loan Party to repay the Obligations or of the Borrower to perform its obligations under this Agreement or any other Loan Document as and when to be performed; or (f) the ability of the Administrative Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any other Loan Document.
     “Material Contract” means (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $1,000,000 per annum, (b) the Arsenal Venture Partnership Agreement or (c) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the breach, nonperformance, cancellation or failure to renew of which by any party thereto could reasonably be expected to have a Material Adverse Effect, in each case, other than Material Government Contracts.
     “Material Event of Default” means an Event of Default described in Section 11.1(a), (b)(i), (e), (f), (g), (h), (k), (l) or (m).
     “Material Government Contract” means any Government Contract, and where applicable, individual delivery and individual task orders under any Government Contract, (i) listed on Schedule 8.15 or (ii) (A) involving, or which may involve, monetary liability under open orders or accounts receivable thereunder in an amount in excess of $2,000,000 over the remaining term of such contract and (B) that has a remaining term of greater than six (6) months.
     “Material Release or Non-Compliance” means (a) the occurrence of any event involving the release, spill or discharge of any Hazardous Material or (b) any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of any Environmental Law by any Loan Party or the release, spill or discharge of any Hazardous Material if, in the case of each of the foregoing clauses (a) or (b), the release, spill or discharge, or the alleged or actual non-compliance or violation of Environmental Law by any Loan Party could reasonably be expected to have a Material Adverse Effect.
     “Maturity Date” means the first to occur of (a) February 18, 2013, or (b) the date on which the Obligations have been accelerated pursuant to Section 11.2(b) and in connection therewith, the Obligations have become immediately due and payable.
     “Maximum ABL Facility Amount” means “Maximum Facility Amount” as defined in the Intercreditor Agreement.
     “Maximum Interest Rate” means the maximum non-usurious rate of interest under applicable Federal or State law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the indebtedness of the Borrower to the Administrative Agent or a Lender, or to the extent that at any time such applicable law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate.
     “Moody’s” means Moody’s Investors Service, Inc., and its successors and assigns.
     “Multiemployer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Loan Party or any ERISA Affiliate or with respect to which any Loan Party or any ERISA Affiliate may incur any liability.

     “Net Income” means, for any applicable period of computation, the net income (or net deficit) of the Borrower and its Subsidiaries or Holdings and its Subsidiaries, as applicable, for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net deficit) of any Person accrued prior to the date it becomes a Loan Party or a Subsidiary or is merged into or consolidated with a Loan Party or a Subsidiary or that Person’s assets are acquired by a Loan Party or a Subsidiary and (b) the net income (or loss) of any Person in which the Borrower or any of its Subsidiaries has a joint interest with a third party (including the Arsenal Venture Partnership), except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period.
     “Non-Consenting Lender” has the meaning given to such term in Section 14.2(c).
     “Notice of Borrowing” has the meaning given to such term in Section 2.4(a).
     “Notice of Conversion or Continuation” has the meaning given to such term in Section 3.1(b)(ii).
     “Notice of Default or Failure of Condition” has the meaning given to such term in Section 12.3(a).
     “Notice of Prepayment” has the meaning given to such term in Section 2.5(b).
     “Noticed Bank Product” means any Bank Product provided by the Administrative Agent or any of its Affiliates and any other Bank Product for which the applicable Bank Product Provider (a) has disclosed to the Administrative Agent prior to the Closing Date (which disclosure shall comply with the information provisions set forth in the definition of “Bank Products”) or (b) shall have complied with the notice and other information provisions set forth in the definition of “Bank Products”.
     “Notices of Assignment” means each notice of assignment executed by any Loan Party with respect to any Material Government Contract to which such Loan Party is a party, substantially in the form of Exhibit J hereto.
     “Obligations” means (a) any and all Term Loans and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of the Loan Parties to the Administrative Agent or any Lender and/or any of their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any other Loan Document, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case or proceeding with respect to any such Loan Party under the United States Bankruptcy Code or any similar statute (including, to the extent permitted under applicable law, the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) subject to the priority in right of payment set forth in Section 11.3, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of the Loan Parties to any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising (collectively, the “Bank Product Obligations”).
     “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
     “Other Taxes” has the meaning given to such term in Section 4.5(c).

     “Participant” has the meaning given to such term in Section 14.11(d).
     “Patriot Act” has the meaning given to such term in Section 14.14.
     “Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Loan Party sponsors, maintains, or to which any Loan Party or ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.
     “Permits” has the meaning given to such term in Section 8.7.
     “Permitted Acquisition” means any Acquisition by the Borrower or any ABL Subsidiary Borrower where:
          (a) the business, assets or division acquired are for use, or the Person acquired is engaged, in a Permitted Line of Business;
          (b) if the Acquisition involves a merger or other combination, the Borrower or any ABL Subsidiary Borrower is the surviving entity;
          (c) immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist;
          (d) the Permitted Acquisition Consideration to be paid by the Borrower in connection with (i) such Acquisition and all other Acquisitions during the twelve month period in which such Acquisition occurs is less than $10,000,000 in the aggregate and (ii) such Acquisition and all other Acquisitions during the term of this Agreement is less than $25,000,000 in the aggregate;
          (e) immediately after giving effect to such Acquisition, the Borrower is in pro forma compliance with Sections 9.14, 9.15 and 9.16;
          (f) such Acquisition shall be permitted under the terms of the ABL Loan Agreement;
          (g) such Acquisition shall be non-hostile and shall have been approved, as necessary, by the target’s board of directors, shareholders or other requisite Persons;
          (h) reasonably prior to such Acquisition, the Administrative Agent shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all Lien search reports and Lien release letters and other documents as the Administrative Agent may reasonably require to evidence the termination of Liens on the assets or business to be acquired, other than Liens permitted by Section 10.2;
          (i) not less than ten (10) Business Days prior to such Acquisition, the Administrative Agent shall have received an acquisition summary with respect to the Person, assets and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent twelve month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and the Borrower’s calculation of (A) pro forma compliance with Sections 9.14, 9.15 and 9.16 and (B) pro forma EBITDA relating thereto, in each case, calculated in a manner reasonably satisfactory to the Administrative Agent;

          (j) any acquired Person has executed and delivered to the Administrative Agent this Agreement and to the extent applicable, the Guaranty, and the other provisions of Section 9.9 have been satisfied; and
          (k) a certificate, in form, scope and substance acceptable to the Administrative Agent of a senior officer of the Borrower confirming satisfaction of each of the foregoing conditions precedent shall have been delivered to the Administrative Agent prior to such Acquisition.
     “Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any Indebtedness incurred or assumed in connection therewith, earnouts (valued at the maximum amounts reasonably expected to be payable thereunder as determined in good faith by the Borrower’s board of directors), deferred payments, or Capital Stock of the Borrower, net of the applicable acquired company’s cash and Cash Equivalents (as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid in connection with any applicable Permitted Acquisition as set forth in the applicable documentation for such Permitted Acquisition.
     “Permitted Closing Date Dividend” means that certain distribution by the Borrower to Holdings (to allow Holdings to declare and pay cash dividends to the holders of its Capital Stock) on the Closing Date, in an aggregate amount not to exceed $50,000,000.
     “Permitted Holder” shall mean (a) Luke M. Hillier, (b) Robert Scott LaRose, (c) Daniel J. Clarkson and (d) any trust, partnership, corporation, limited liability company or other lawful entity controlled by any or all of the foregoing. The term “control” for purposes of this definition shall have the meaning set forth in the definition of “Affiliate”.
     “Permitted Line of Business” shall mean businesses in substantially the same fields as the businesses conducted by the Loan Parties and their Subsidiaries on the Closing Date and business activities reasonably related, ancillary or complementary thereto.
     “Permitted Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that refinances, refunds, renews, replaces, defeases or extends such Original Indebtedness (or any Permitted Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of the Permitted Refinancing Indebtedness shall not exceed the principal amount of the Original Indebtedness except by an amount equal to any premium or other similar amount reasonably determined by the Borrower to be required to be paid in connection therewith, accrued and unpaid interest thereon, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (b) the final maturity date and weighted average life of such Permitted Refinancing Indebtedness shall not be prior to or shorter than that applicable to the Original Indebtedness, (c) such Permitted Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, (i) upon the occurrence of an event of default or a change in control, (ii) upon the sale or other disposition of any assets securing such Permitted Refinancing Indebtedness, or (iii) as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (A) the maturity date of such Original Indebtedness and (B) the date that is six months after the Maturity Date; (d) such Permitted Refinancing Indebtedness shall not constitute an obligation of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of the Borrower if the Borrower shall not have been an obligor in respect of such Original Indebtedness and, in each case, shall constitute an obligation of such Subsidiary or of the Borrower only to the extent of their obligations in respect of such Original Indebtedness; (e) any

Permitted Refinancing Indebtedness of any Subordinated Indebtedness shall be on subordination terms substantially the same as those applicable to the Original Indebtedness or more favorable to the Lenders and (f) such Permitted Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or by any Lien having a higher priority in respect of the Obligations than the Lien that secured such Original Indebtedness.
     “Permitted Tax Distributions” has the meaning given to such term in Section 10.6(d).
     “Person” or “person” means any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.
     “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Loan Party sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years or with respect to which any Loan Party may incur liability.
     “Pledge Agreement” means that certain Pledge Agreement dated the date hereof by and between the Administrative Agent and the Loan Parties thereto, which agreement shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, as such agreement may be amended, amended and restated, supplemented or otherwise modified in accordance with the terms thereof.
     “Pro Rata Share” shall mean, with respect to the portion of the Term Loan to be made by each Lender and each payment (including, without limitation, any payment of principal, interest or fees) to be made to each such Lender, the percentage designated as such Lender’s Pro Rata Share set forth in the Register, as such percentage may change based upon amendments, assignments or reductions made pursuant to this Agreement.
     “Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.
     “Real Property” means all now owned and hereafter acquired real property of each Loan Party, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all rights of any Loan Party in any easements and appurtenances relating thereto, wherever located.
     “Records” means, as to each Loan Party, all of such Loan Party’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Loan Party with respect to the foregoing maintained with or by any other person).
     “Register” has the meaning given to such term in Section 14.11(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

     “Required Lenders” shall mean at any time Lenders holding more than fifty percent (50%) of the sum of the aggregate outstanding principal amount of the Term Loan; provided that the portion of the Term Loan of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Reserve” has the meaning given to such term in the ABL Loan Agreement, as such term may be amended in accordance with the terms hereof.
     “Responsible Officer” means, (a) for any Loan Party (other than Holdings), any of the chief executive officer, chief financial officer, treasurer or controller of such Loan Party and (b) for Holdings, (i) prior to the date of appointment of a chief financial officer in accordance with Section 9.17, the applicable duly authorized officer or officers of Holdings on the Closing Date (as identified in the incumbency certificates provided pursuant to Section 5.1) and (ii) after the date of appointment of a chief financial officer in accordance with Section 9.17, the chief financial officer.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to the Borrower or such Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), or payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Capital Stock of the Borrower or any of its Subsidiaries, or any setting apart of funds or property for any of the foregoing.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors and assigns.
     “Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained and published by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.
     “Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn /index.html, or as otherwise published from time to time.
     “Scheduled Indebtedness Payments” means, for any applicable period of computation, the sum of (a) all scheduled payments of principal on Total Indebtedness for such period (including scheduled amortization payments due on the Term Loan and the principal component of payments due on Capital Leases or under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product during such period), determined on a consolidated basis in accordance with GAAP; it being understood that Scheduled Indebtedness Payments shall not include voluntary prepayments or the mandatory prepayments required pursuant to the ABL Loan Agreement and (b) all voluntary prepayments of the Term Loan made during such period.
     “Second Priority Lien” means, with respect to any Lien purported to be created in any Collateral, that such Lien is the only Lien to which such Collateral is subject, other than any permitted Liens under Section 10.2, and is second in priority to the Liens granted by the Loan Parties under the ABL Loan Agreement.

     “Secured Parties” means, collectively, (a) the Administrative Agent, (b) the Lenders, and (c) the Bank Product Providers.
     “Solvent” means, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the Closing Date, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).
     “Subordinated Indebtedness” means Indebtedness of the Borrower and its Subsidiaries that is subordinate in right of payment to the right of the Administrative Agent and the Lenders to receive the prior payment in full of all of the Obligations on terms and conditions reasonably acceptable to the Administrative Agent.
     “Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Voting Stock of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. Except as otherwise set forth in this Agreement, all references to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Borrower.
     “Subsidiary Guarantor” has the meaning given to such term in the preamble hereof and shall include any other Person that at any time after the Closing Date becomes party to a guarantee in favor of the Administrative Agent, for the benefit of the Secured Parties, with respect to the Obligations or who is the owner of any property that is security for the Obligations.
     “Taxes” has the meaning given to such term in Section 4.5(a).
     “Term Loan” means the term loan made to the Borrower by the Lenders pursuant to Section 2.1.
     “Term Loan Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Term Loan, to the account of the Borrower hereunder on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in the Register, as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Term Loans. The Term Loan Commitment on the Closing Date is $50,000,000.
     “Term Loan Facility” means the term loan facility established pursuant to Article II.
     “Term Loan Note” means a promissory note made by the Borrower in favor of a Lender evidencing the portion of the Term Loans made by such Lender, substantially in the form attached as Exhibit H, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

     “Total Indebtedness” means, as of any date of determination, all Indebtedness of the Borrower and its Subsidiaries or Holdings and its Subsidiaries, as applicable, in each case, determined on a consolidated basis in accordance with GAAP.
     “Total Leverage Ratio” means, as of the last day of each fiscal quarter of the Borrower and as of the last day of each fiscal year of Holdings, as applicable, the ratio of (i) Indebtedness of the Borrower and its Subsidiaries or Holdings and its Subsidiaries, as applicable, on such date to (ii) consolidated EBITDA of the Borrower and its Subsidiaries or Holdings and its Subsidiaries, as applicable, for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.
     “Total Outstandings” means, as of any date of calculation, the aggregate principal amount of all Term Loans outstanding as of such date.
     “Trademark” has the meaning given to such term in the definition of “Intellectual Property”.
     “Transaction Costs” means all arrangement, underwriting, upfront and similar fees and out-of-pocket expenses paid by the Borrower and its Subsidiaries or Holdings and its Subsidiaries, as applicable, in connection with the Term Loan Facility (including, without limitation, any legal fees and expenses and due diligence fees and expenses), such fees approved by the Administrative Agent.
     “Transactions” means, collectively, (a) the payment of the Permitted Closing Date Dividend as permitted pursuant to Section 10.6(c)(i), (b) the Term Loan made to the Borrower on the Closing Date and (c) the payment of the Transaction Costs in connection with items (a) and (b) above.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time.
     “Unfinanced Capital Expenditures” means, for any applicable period of computation, Capital Expenditures made by the Borrower and its Subsidiaries or Holdings and its Subsidiaries, as applicable, during such period (other than Capital Expenditures related to the relocation of the Borrower’s headquarters), which Capital Expenditures are not financed from the proceeds of any Indebtedness (other than the loans under the ABL Loan Agreement) or any issuance of Capital Stock by the Borrower and its Subsidiaries or Holdings and its Subsidiaries, as applicable, to fund such Capital Expenditure.
     “U.S. Governmental Authority” means the federal government of the United States of America or any agency or instrumentality thereof or any state of the United States of America approved by the Administrative Agent or any agency or instrumentality thereof.
     “Voting Stock” means with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.
     “Wells Fargo” means Wells Fargo Bank, National Association, in its individual capacity, and its successors and assigns.
     Section 1.2 Interpretative Provisions.

          (a) All terms used herein that are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.
          (b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.
          (c) All references to any Loan Party, the Administrative Agent and the Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.
          (d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
          (e) The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.
          (f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 14.2.
          (g) All references to the term “good faith” used herein when applicable to the Administrative Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. The Loan Parties shall have the burden of proving any lack of good faith on the part of the Administrative Agent or any Lender alleged by any Loan Party at any time.
          (h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, on a combined basis in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of the Borrower and its Subsidiaries or Holdings and its Subsidiaries, as applicable, most recently received by the Administrative Agent prior to the Closing Date. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement (at the same time as the delivery of any annual, quarterly or monthly financial statements given in accordance with the provisions of Section 9.6) or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary thereof at “fair value”, as defined therein.
          (i) All time references in this Agreement and the other Loan Documents shall be to Eastern Daylight or Eastern Standard Time, as then in effect, from time to time unless otherwise indicated. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.
          (j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.
          (k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
          (l) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.
          (m) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or any Lender’s involvement in their preparation.
     Section 1.3 Intercreditor Agreement.
          (a) Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each person that becomes a Lender hereunder pursuant to Section 14.11) hereby (i) acknowledges that Wells Fargo is acting under the Intercreditor Agreement in multiple capacities as the Administrative Agent, the ABL Administrative Agent and the Control Agent and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Wells Fargo any claims, cause of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 14.11) hereby authorizes and directs Wells Fargo to enter into the Intercreditor Agreement on behalf of such Lender and agrees that Wells Fargo, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.
          (b) Notwithstanding anything contained herein to the contrary, the Liens granted to the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the other Loan Documents, and the exercise of any right or remedy by the Administrative Agent, for the benefit of the Secured Parties, under this Agreement and the other Loan Documents (other than the Intercreditor Agreement), are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement and the other Loan Documents (other than the Intercreditor Agreement), the terms of the Intercreditor Agreement shall govern and control.
     Section 1.4 Secured Status of Bank Product Providers. Notwithstanding anything contained in the Loan Documents or the ABL Loan Documents to the contrary, all parties hereto hereby agree and acknowledge that (a) any Bank Product Provider that is also an ABL Bank Product Provider is, and shall be, an ABL Secured Party and (b) all Bank Product Obligations of such Bank Product Provider are, and shall be, ABL Obligations which are secured pursuant to, and in accordance with, the ABL Loan Documents; provided that all parties hereto hereby agree and acknowledge that, at such time as the ABL Obligations (other than (i) contingent or indemnification obligations not then due and (ii) ABL Specified Obligations) shall have been indefeasibly paid in full in cash and the ABL Commitment has been terminated, (A) each such Bank Product Provider is, and shall be, a Secured Party and (B) all Bank Product Obligations of each such Bank Product Provider are, and shall be, Obligations which are secured pursuant to the Loan Documents.
     Section 1.5 Control Agent; Possessory Collateral. Notwithstanding anything contained herein or in any other Loan Document to the contrary:
          (a) it is hereby understood and agreed that, pursuant to the Intercreditor Agreement, the Administrative Agent has appointed the Control Agent as its collateral agent for the limited purpose of perfecting the Liens of the Administrative Agent, for the benefit of the Secured Parties, in certain Collateral described in this Agreement and in the other Loan Documents; and
          (b) in connection therewith, it is hereby understood and agreed that pursuant to the Intercreditor Agreement, each Loan Party will deliver and pledge to the Control Agent, for the ratable benefit of the Secured Parties and the ABL Secured Parties, in accordance with the terms and conditions of the Intercreditor Agreement, all certificated securities, all other investment property evidenced by a certificate, negotiable documents, instruments, and tangible chattel paper or any other Control Collateral (as defined in the Intercreditor Agreement) owned or held by such Loan Party, in each case, together with an effective endorsement and assignment and all supporting obligations, as applicable, unless such delivery and pledge has been waived in writing by the Control Agent.
ARTICLE 2
TERM LOAN FACILITY
     Section 2.1 Term Loan. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make the Term Loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date. Notwithstanding the foregoing, if the total Term Loan Commitment as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled.
     Section 2.2 [INTENTIONALLY OMITTED].
     Section 2.3 [INTENTIONALLY OMITTED].
     Section 2.4 Procedure for Advance of Term Loan. The Borrower shall give the Administrative Agent an irrevocable prior written notice substantially in the form of Exhibit E hereto (a “Notice of Borrowing”) prior to 11:00 a.m. on the Closing Date requesting that the Lenders make the Term Loan as a Base Rate Loan on such date (provided that the Borrower may request, no later than three (3) Business Days prior to the Closing Date, that the Lenders make the Term Loan as a Eurodollar Rate

Loan if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 4.6 of this Agreement). Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Not later than 1:00 p.m. on the Closing Date, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the amount of such Term Loan to be made by such Lender on the Closing Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Term Loan in immediately available funds by crediting or wiring such proceeds to the deposit account of such Person or Persons as may be designated by the Borrower in writing or as may be agreed upon in writing by the Borrower and the Administrative Agent.
     Section 2.5 Repayment and Prepayment of Term Loans.
          (a) Term Loan. The Borrower shall repay the aggregate outstanding principal amount of the Term Loan as follows:
     (i) an installment of $5,000,000 on December 31, 2010; and
     (ii) monthly installments on the last Business Day of each calendar month commencing January 31, 2011, in the amount of $1,730,769.23 on each such date, except as the amounts of individual installments may be adjusted pursuant to this Section 2.5. If not sooner paid, the Term Loan shall be paid in full, together with all accrued but unpaid interest thereon, on the Maturity Date.
          (b) Optional Prepayments. To the extent not prohibited by the terms of the ABL Loan Agreement, the Borrower may at any time and from time to time prepay the Term Loan, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form of Exhibit F (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each Eurodollar Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Rate Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.6. Each prepayment of the Term Loans under this Section shall be applied to reduce in inverse order of maturity the remaining scheduled principal installments of the Term Loans pursuant to Section 2.4.
          (c) Limitation on Prepayment of Eurodollar Rate Loans. The Borrower may not prepay any Eurodollar Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.6.
          (d) Hedging Agreements. No repayment or prepayment pursuant to this Section 2.5 shall affect any Loan Party’s obligations under any Hedging Agreement entered into with a Bank Product Provider.

ARTICLE 3
GENERAL LOAN PROVISIONS
     Section 3.1 Interest.
          (a) Interest Rate Options. The Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, interest on the outstanding principal amount of the Term Loan as follows:
          (i) as to Base Rate Loans, a rate equal to the Base Rate plus the Applicable Margin then in effect for Base Rate Loans; and
          (ii) as to Eurodollar Rate Loans, a rate equal to the Adjusted Eurodollar Rate plus the Applicable Margin then in effect for Eurodollar Rate Loans.
     All interest accruing hereunder on and after the date of any Event of Default or the Maturity Date shall be payable on demand.
          (b) Base Rate and Eurodollar Rate Loans.
          (i) The Borrower shall select Base Rate Loans or Eurodollar Rate Loans and the Interest Period applicable thereto at the time a Notice of Borrowing is given pursuant to Section 2.4 or at the time a Notice of Conversion or Continuation is given pursuant to Section 3.1(b)(ii).
          (ii) The Borrower shall have the option to (A) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into one or more Eurodollar Rate Loans and (B) upon the expiration of any Interest Period, (x) convert all or any part of its outstanding Eurodollar Rate Loans in a principal amount equal to $2,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or (y) continue such Eurodollar Rate Loans as Eurodollar Rate Loans; provided that, in the case of a conversion of Base Rate Loans into, or the continuation of, Eurodollar Rate Loans, no Event of Default shall have occurred and be continuing. Whenever the Borrower desires to convert or continue Term Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form attached as Exhibit G hereto (a “Notice of Conversion or Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Term Loan is to be effective specifying (1) the Term Loans to be converted or continued, and, in the case of any Eurodollar Rate Loan to be converted or continued, the last day of the then-current Interest Period therefor, (2) the effective date of such conversion or continuation (which shall be a Business Day), (3) the principal amount of such Term Loans to be converted or continued, and (4) the Interest Period to be applicable to such converted or continued Eurodollar Rate Loan. The Administrative Agent shall promptly notify the Lenders of such notice.
          (iii) No more than one (1) Interest Period may be in effect at any one time with respect to Eurodollar Rate Loans.
          (iv) Any Eurodollar Rate Loans shall be automatically continued as a Eurodollar Rate Loan with an Interest Period of one (1) month upon the last day of the applicable Interest Period, unless the Administrative Agent has received a request to continue or convert such Eurodollar Rate Loan in accordance with the terms hereof.

          (c) Default Rate. Notwithstanding anything to the contrary contained herein, (i) immediately, automatically and without notice to the Borrower, upon the occurrence and during the continuance of an Event of Default under Section 11.1(a), (f) or (g), or (ii) at Required Lenders’ option and upon prior written notice by the Administrative Agent to the Borrower, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request Eurodollar Rate Loans, (B) all outstanding Eurodollar Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Eurodollar Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans and (z) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.
          (d) Maximum Interest. Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, in no event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by the Administrative Agent or any Lender pursuant to the terms of this Agreement or any of the other Loan Documents and that are deemed interest under applicable law exceed the Maximum Interest Rate (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America as amended, 12 U.S.C. Section 85, as amended). In no event shall the Borrower or any Guarantor be obligated to pay interest or such amounts as may be deemed interest under applicable law in amounts which exceed the Maximum Interest Rate. In the event any interest or deemed interest is charged or received in excess of the Maximum Interest Rate (“Excess”), the Borrower and each Guarantor acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by the Administrative Agent or any Lender shall be applied, first, to the payment of then outstanding and unpaid principal hereunder; second to the payment of the other Obligations then outstanding and unpaid; and third, returned to such Borrower or Guarantor. All monies paid to the Administrative Agent or any Lender hereunder or under any of the other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by applicable law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Administrative Agent or any Lender, all interest at any time contracted for, charged or received from the Borrower or any Guarantor in connection with this Agreement or any of the other Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread during the entire term of this Agreement in accordance with the amounts outstanding from time to time hereunder and the Maximum Interest Rate from time to time in effect in order to lawfully charge the maximum amount of interest permitted under applicable laws. The provisions of this Section 3.1 shall be deemed to be incorporated into each of the other Loan Documents (whether or not any provision of this Section 3.1 is referred to therein).
          (e) Interest Payment and Computations. Interest on Base Rate Loans shall be payable by the Borrower to the Administrative Agent, for the account of the Administrative Agent and the Lenders, monthly in arrears not later than the first day of each calendar month. Interest on any Eurodollar Rate Loan shall be payable on the last day of each applicable Interest Period. Interest on Base Rate Loans bearing interest based on the “prime rate” shall be calculated on the basis of actual number of days elapsed over a year of 365 days. All other computations of interest and fees hereunder shall be made on the basis of actual number of days elapsed over a year of 360 days. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall change simultaneously with each change in the Base Rate.

     Section 3.2 Fees. The Borrower shall pay to the Administrative Agent and the Arranger, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter.
     Section 3.3 Loan Accounts. The Term Loans made by each Lender hereunder shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Note which shall evidence such Lender’s Term Loan in addition to such accounts or records. Each Lender may attach schedules to its Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.
     Section 3.4 Pro Rata Treatment, Sharing of Payments, Funding by Lenders, Etc.
          (a) Except to the extent otherwise provided in this Agreement or as otherwise agreed by the Lenders: (i) the making and conversion of Term Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Term Loans and (ii) each payment on account of any Obligations to or for the account of one or more of the Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders (other than Defaulting Lenders) entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.
          (b) Each Loan Party agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Administrative Agent or any Lender may otherwise have, while any Event of Default exists the Administrative Agent, each Lender and each of their respective Affiliates shall be entitled, at its option (but subject, as among the Administrative Agent and the Lenders, to the provisions of Section 12.3(b) and Section 3.4(c)), to offset balances held by it for the account of such Loan Party at any of its offices, in Dollars or in any other currency, against any principal of or interest on any Term Loans owed to such Person or any other amount payable to such Person hereunder (regardless of whether such balances are then due to such Loan Party), in which case it shall promptly notify the Borrower and the Administrative Agent thereof; provided that such Person’s failure to give such notice shall not affect the validity thereof.
          (c) Except as otherwise expressly permitted by this Agreement, if any Lender (including the Administrative Agent) shall obtain from any Loan Party payment of any principal of or interest on any Term Loan owing to it or payment of any other amount under this Agreement or any of the other Loan Documents through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Term Loans or more than its share of such other amounts then due hereunder or thereunder by any Loan Party to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to the Administrative Agent, for the benefit of the Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Term Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.
          (d) Each Loan Party agrees that any Lender purchasing a participation (or direct interest) as provided in this Section 3.4 may exercise, in a manner consistent with this Section 3.4, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Term Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.
          (e) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Loan Party. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.4 applies, such Lender shall, to the extent practicable, assign such rights to the Administrative Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section 3.4 to share in the benefits of any recovery on such secured claim.
          (f) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.4(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
          (g) Nothing in this Section 3.4 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Term Loan Commitment hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Term Loan Commitment.
     Section 3.5 Payments Generally.
          (a) Except as otherwise provided in clause (b) below, each payment by the Borrower on account of the principal of or interest on the Term Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent Payment Account, in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes hereunder. If any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.
          (b) Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default shall have occurred and be continuing, the Administrative Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (i) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (ii) in the event that there are no outstanding Base Rate Loans; provided that the Administrative Agent will attempt to honor any written request received from the Borrower to hold such payment until the expiration of the applicable Interest Period, it being understood and agreed that the Administrative Agent shall have no liability for any failure to do so.
          (c) To the extent that any Loan Party makes a payment or payments to the Administrative Agent for the benefit of the Lenders or the Administrative Agent receives any payment or proceeds of Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent. This Section 3.5(c) shall remain effective notwithstanding any contrary action which may be taken by the Administrative Agent or any Lender in reliance upon such payment or proceeds. This Section 3.5 shall survive the payment of the Obligations and the termination of this Agreement.
     Section 3.6 [INTENTIONALLY OMITTED].
     Section 3.7 Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Term Loan requested (or deemed requested) hereunder nor shall the Term Loan Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Term Loan hereunder. Nothing contained in this Agreement or any of the other Loan Documents and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     Section 3.8 Bank Products. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents solely for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting. The Administrative Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed the Administrative Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to the Administrative Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that the Administrative Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of the Administrative Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, the Administrative Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider (including, without limitation, Bank Product Providers that provide Noticed Bank Products and any other Bank Product Provider) unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to the Administrative Agent as to the amounts that are due and owing to it and such written certification is received by the Administrative Agent a reasonable period of time prior to the making of such distribution. The Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, the Administrative Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to the Administrative Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). The Loan Parties may obtain Bank Products from any Bank Product Provider, although no Loan Party is required to do so. Each Loan Party acknowledges and agrees that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
ARTICLE 4
YIELD PROTECTION
     Section 4.1 Inability to Determine Applicable Interest Rate. If the Administrative Agent shall determine in good faith (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) that on any date by reason of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to Eurodollar Rate Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, the Administrative Agent shall on such date give notice (such notice, the “Initial Notice”) to the Borrower and each Lender of such determination. Thereafter, no Term Loans may be made as, or converted to, Eurodollar Rate Loans, until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such Initial Notice no longer exist (in which case the Administrative Agent shall give prompt notice to the Borrower and the Lenders). Upon receipt of the Initial Notice, the Borrower may revoke any Notice of Borrowing or Notice of Continuation or Conversion then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue such Term Loans, as proposed by the Administrative Agent, in the amount specified in such notice submitted by the Borrower, but such Term Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Rate Loans.
     Section 4.2 Changed Circumstances. Notwithstanding anything to the contrary contained herein, if (i) any change in any law or interpretation thereof by any Governmental Authority makes it unlawful for a Lender to make or maintain a Eurodollar Rate Loan or a Base Rate Loan as to which the interest rate is determined by reference to the LIBOR Rate, (ii) the Required Lenders determine in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that it has become impracticable as a result of a circumstance that adversely affects the London interbank market or the position of such Lender in such market to make or maintain a Eurodollar Rate Loan or (iii) the Required Lenders determine that the Adjusted Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan (or, the LIBOR Rate, in the case of a proposed Base Rate Loan as to which the interest rate is determined by reference to the LIBOR Rate) does not adequately and fairly reflect the cost to such Lenders of funding such Term Loan, then, in each case, such Lender or Lenders shall give notice thereof to the Administrative Agent and the Borrower and may (A) declare that Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to the LIBOR Rate will not thereafter be made by such Lender, such that any request for Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to the LIBOR Rate from such Lender shall be deemed to be a request for a Base Rate Loan, unless such Lender’s declaration has been withdrawn (and it shall be withdrawn promptly upon the cessation of the circumstances described in clause (i) or (ii) above) and (B) require that all outstanding Eurodollar Rate Loans or Base Rate Loans as to which the interest rate is determined by reference to the LIBOR Rate made by such Lender be converted to Base Rate Loans (as to which the interest rate is not determined by reference to the LIBOR Rate) immediately, in which event all outstanding Eurodollar Rate Loans and Base Rate Loan as to which the interest rate is determined by reference to the LIBOR Rate of such Lender shall be so converted.
     Section 4.3 Increased Costs. If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate); (b) subject any Lender to any tax of any kind whatsoever other than any Excluded Tax with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes or Other Taxes covered by Section 4.5 or Excluded Taxes and the imposition of, or any change in the rate of, any taxes payable by such Lender described in Sections 4.5(d)); or (c) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement, or Eurodollar Rate Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     Section 4.4 Capital Requirements. If any Lender determines in good faith that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loan Commitment of such Lender or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     Section 4.5 Taxes.

          (a) Any and all payments by or on account of any of the Obligations shall be made free and clear of and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, charges, withholdings, liabilities, restrictions or conditions of any kind imposed by any Governmental Authority, excluding all Excluded Taxes (all such non-excluded taxes, levies, imposts, fees, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).
          (b) If any Taxes shall be required by law to be deducted from or in respect of any sum payable in respect of the Obligations to any Lender or the Administrative Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.5), such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Loan Party shall make such deductions, (iii) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.
          (c) In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made hereunder or under any of the other Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents (collectively, “Other Taxes”).
          (d) Each Loan Party shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.5) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within ten (10) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Borrower (with a copy to the Administrative Agent) by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (e) As soon as practicable after any payment of Taxes or Other Taxes by any Loan Party, such Loan Party shall furnish to the Administrative Agent, at its address referred to herein, the original or a certified copy of a receipt evidencing payment thereof.
          (f) Without prejudice to the survival of any other agreements of any Loan Party hereunder or under any of the other Loan Documents, the agreements and obligations of such Loan Party contained in this Section 4.5 shall survive the termination of this Agreement and the payment in full of the Obligations.
          (g) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any of the other Loan Documents shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent (in such number of copies as is reasonably requested by the recipient), whichever of the following is applicable (but only if such Foreign Lender is legally entitled to do so): (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from, or a reduction to, withholding tax under an income tax treaty, or any successor form, (ii) duly completed copies of Internal Revenue Service Form W-8ECI claiming exemption from withholding because the income is effectively connected with a U.S. trade or business or any successor form, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, a certificate of the Foreign Lender to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described and Section 881(c)(3)(C) of the Code and duly completed copies of Internal Revenue Service Form W-8BEN claiming exemption from withholding under the portfolio interest exemption or any successor form or (iv) any other applicable form, certificate or document prescribed by applicable law as a basis for claiming exemption from or a reduction in United States withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made. Unless the Borrower and the Administrative Agent have received forms or other documents reasonably satisfactory to them indicating that payments hereunder or under any of the other Loan Documents to or for a Foreign Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.
          (h) Any Lender claiming any additional amounts payable pursuant to this Section 4.5 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.
          (i) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of an additional amount from any Loan Party pursuant to Section 4.5(b), the Administrative Agent or such Lender shall pay to such Loan Party an amount equal to such refund, net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund. Each Loan Party, upon request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.
     Section 4.6 Breakage Indemnity. The Borrower shall pay to each Lender all losses, expenses and liabilities (including any interest paid by such Lender to the lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or redeployment of such) that it sustains (a) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a request for borrowing, or a conversion to, or continuation of, any Eurodollar Rate Loan does not occur on a date specified therefor in a request for conversion or continuation, (b) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to such Term Loan, or (c) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower. This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

     Section 4.7 Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 4.3 or 4.4 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     Section 4.8 Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to Sections 4.3 or 4.4 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this such Sections for any increased costs incurred or reductions occurring more than one hundred eighty (180) days prior to the date that such Lender becomes aware of the event giving rise to such Lender’s claim for compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).
     Section 4.9 Mitigation; Replacement of Lenders.
          (a) If Section 4.2 applies, any Lender requests compensation under Sections 4.2, 4.3 or 4.4, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.5, then such Lender shall promptly, and in any event if so requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Term Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates or to take such other actions as such Lender or the Administrative Agent determines, if, in the judgment of such Lender, such designation, assignment or other action (i) would eliminate or reduce amounts payable pursuant to such Sections in the future and (ii) would not subject the Administrative Agent or such Lender to any unreimbursed cost or expense and the Administrative Agent or such Lender would not suffer any economic, legal or regulatory disadvantage. Nothing in this Section 4.9 shall affect or postpone any of the obligations of the Borrower or the rights of the Administrative Agent or such Lender pursuant to this Section 4.9. The Borrower hereby agree to pay on demand all reasonable costs and expenses incurred by the Administrative Agent or any Lender in connection with any such designation or assignment.
          (b) If Section 4.2 applies, any Lender requests compensation under Sections 4.2, 4.3 or 4.4, or becomes a Defaulting Lender, or the Borrower is required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 4.5, then within one hundred twenty (120) days thereafter, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 14.11), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided that (i) the Borrower has received the prior written consent of the Administrative Agent in accordance with, and subject to, the provisions of Section 14.11, (ii) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 14.11, (iii) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Term Loans that it has funded, if any, accrued interest thereon, accrued fees and other amounts payable to it hereunder (other than, in the case of a Defaulting Lender, Bank Product Obligations owed thereto), from the assignee (to the extent of such outstanding principal) and the Borrower (in the case of accrued interest, fees and other amounts, including amounts under Section 4.6), (iv) such assignment will result in a reduction in such compensation and payments, and (v) such assignment does not conflict with applicable laws or regulations. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Nothing in this Section 4.9 shall impair any rights that the Borrower or the Administrative Agent may have against any Lender that is a Defaulting Lender.
     Section 4.10 No Requirement of Match Funding. Notwithstanding anything to the contrary contained herein, the Administrative Agent and the Lenders shall not be required to acquire Dollar deposits in the London interbank market or any other offshore Dollar market to fund any Eurodollar Rate Loan or to otherwise match fund any Obligations as to which interest accrues based on the Eurodollar Rate. All of the provisions of this Article 4 shall be deemed to apply as if the Administrative Agent, each Lender or any Participant had acquired such deposits to fund any Eurodollar Rate Loan or any other Obligation as to which interest is accruing at the Eurodollar Rate by acquiring such Dollar deposits for each Interest Period in the amount of the Eurodollar Rate Loans or other applicable Obligations.
ARTICLE 5
CONDITIONS PRECEDENT
     Section 5.1 Conditions Precedent to Closing and Extension of Term Loan. The obligation of the Lenders to make the Term Loan hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Term Loan of the following conditions precedent:
          (a) the Administrative Agent shall have received (i) counterparts of this Agreement, (ii) for the account of each Lender requesting a Term Loan Note, (iii) the Intercreditor Agreement and (iv) counterparts of all other Loan Documents and all instruments and documents (including, without limitation, the Information Certificate) required to be delivered hereunder, in each case conforming to the requirements hereunder and thereunder and executed by a duly authorized officer or director of each party thereto or of the general partner of any partnership party thereto, and in each case in form and substance reasonably satisfactory to the Lenders;
          (b) the Administrative Agent shall have received an executed amendment to the ABL Loan Agreement in form and substance reasonably satisfactory to the Administrative Agent, which shall include, among other things:
          (i) provision of a permanent Reserve in the calculation of the ABL Borrowing Base (A) during the period from the Closing Date through and including second anniversary of the Closing Date, in an amount equal to the lesser of (1) $15,000,000 and (2) the outstanding principal amount of the Term Loan Facility (determined as of the date of each applicable calculation of the ABL Borrowing Base) and (B) during the period from the second anniversary of the Closing Date and thereafter, in an amount equal to the outstanding principal amount of the Term Loan Facility (determined as of the date of each applicable calculation of the ABL Borrowing Base); and
          (ii) an amendment providing for the exclusion of the Permitted Closing Date Dividend from the calculation of Fixed Charges (as defined in the ABL Loan Agreement);
          (c) all requisite corporate action and proceedings in connection with this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which the Administrative Agent may have requested in connection therewith, such documents where requested by the Administrative Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation or formation of each Loan Party which shall set forth the same complete corporate name of such Loan Party as is set forth herein and certificates of good standing in (i) the state of organization, (ii) the state where such Loan Party’s principal place of business is located and (iii) each state where such Loan Party owns material Real Property as of the Closing Date, in each case, certified by the Secretary of State (or equivalent Governmental Authority), the bylaws or articles of each Loan Party and resolutions of the board of directors (or equivalent governing body) of each Loan Party approving and authorizing the Loan Documents and the transactions contemplated thereby);
          (d) the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, all consents, approvals, waivers, acknowledgments and other agreements from third persons (including any Governmental Authorities) which the Administrative Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and Liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Loan Documents;
          (e) [Intentionally Omitted]
          (f) the Administrative Agent shall have received (i) all filings and recordations that are necessary to perfect the security interest of the Administrative Agent in the Collateral and (ii) evidence, in form and substance reasonably satisfactory to the Administrative Agent, that upon such filings and recordations, the Administrative Agent will have a valid perfected Second Priority Lien upon all of the Collateral;
          (g) the Administrative Agent shall have received and reviewed Lien, bankruptcy and judgment search results for the jurisdiction of organization of each Loan Party; and the jurisdiction of the chief executive office of each Loan Party, which search results shall be in form and substance satisfactory to the Administrative Agent;
          (h) the Administrative Agent shall have received a duly completed and executed Instruments of Assignments and Notice of Assignment for each Material Government Contract (if any);
          (i) the Control Agent shall have received originals of certificates representing all of the issued and outstanding shares of the Capital Stock of each Loan Party (other than Holdings) and each Subsidiary of each Loan Party, in each case, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof;
          (j) [Intentionally Omitted]
          (k) the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, an opinion letter of legal counsel to the Loan Parties, with respect to the Loan Parties, which such opinions shall permit reliance by successors and permitted assigns of each of the Administrative Agent and the Lenders;
          (l) the Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent, executed by an authorized officer of each of the Borrower and Holdings certifying that (i) no action, suit, investigation or proceeding is pending or, to the knowledge of such officer, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Loan Party or any transaction contemplated by the Loan Documents, which action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect, (ii) immediately after giving effect to this Agreement (including the extensions of credit hereunder), the other Loan Documents, and the Transactions, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects), (iii) each Loan Party has complied with all agreements and conditions to be satisfied by it under the Loan Documents, (iv) attached thereto is a true, correct and complete copy of the most recent draft version of the Arsenal Venture Partnership Agreement as of the Closing Date and (v) since June 30, 2010, there has been no act, condition or event having, or that could reasonably be expected to have, a Material Adverse Effect;
          (m) the Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent, executed by the chief financial officer of the Borrower and a Responsible Officer of Holdings certifying that after giving effect to the Transactions (i) Holdings and its Subsidiaries, taken as a whole, are Solvent, (ii) the Borrower and its Subsidiaries, taken as a whole, are Solvent, (iii) the Borrower is Solvent and (iv) attached thereto is a calculation evidencing to the reasonable satisfaction of the Administrative Agent that (A) the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries, calculated on a pro forma basis after giving effect to the Transactions, shall be equal to or greater than 1.25 to 1.00 as of the twelve (12) months ended as of the most recent month end prior to the Closing Date for which financial statements are available (provided that for purposes of determining such ratio, the interest expense and scheduled amortization applicable to the Term Loan Facility from the Closing Date through and including December 31, 2010 and $25,000,000 of cash dividends permitted under the Term Loan Facility shall, in each case, be deemed to be Fixed Charges incurred during such period) and (B) Excess Availability is at least $24,000,000 as of the Closing Date;
          (n) (i) the pro forma capital and ownership structure, the shareholding arrangements and the management of the Borrower and its Subsidiaries (and all agreements relating thereto) shall be reasonably satisfactory to the Administrative Agent and (ii) the Administrative Agent will be reasonably satisfied with the terms and amounts of any intercompany loans among the Loan Parties and the flow of funds in connection with the closing;
          (o) the Administrative Agent shall have received, in form and substance reasonably satisfactory thereto, all financial information, projections, budgets, business plans, cash flows of the Borrower and its Subsidiaries and Holdings and its Subsidiaries, as applicable, and such other financial information as the Administrative Agent may request, including, without limitation, (i) an opening pro forma balance sheet of the Borrower and its Subsidiaries and Holdings and its Subsidiaries, as applicable, as of the Closing Date, (ii) projected quarterly balance sheets, income statements, and statements of cash flow for the Borrower and its Subsidiaries and Holdings and its Subsidiaries, as applicable, from the Closing Date through the Maturity Date, with the results and assumptions set forth therein in form and substance satisfactory to the Administrative Agent (and not inconsistent with information provided to the Lenders prior to the Closing Date), (iii) any updates or modifications to the projected financial statements of the Borrower and its Subsidiaries and Holdings and its Subsidiaries, as applicable, delivered to the Administrative Agent prior to the Closing Date, (iv) copies of unaudited financial statements of the Borrower and its Subsidiaries and Holdings and its Subsidiaries, as applicable, for the fiscal quarter period ended June 30, 2010;
          (p) the Administrative Agent shall have received a draft audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 31, 2009 and the related draft audited consolidated statements of income and loss, statements of cash flow and statements of shareholders’ equity for such fiscal year, all in reasonable detail, fairly presenting in all material respects the consolidated financial position and the results of the operations of Holdings and its Subsidiaries as of the end of and for such fiscal year, in each case, setting forth in comparative form the figures for the corresponding period or periods of the preceding fiscal year certified by a Responsible Officer of Holdings as fairly presenting, in all material respects, the consolidated financial condition and results of operations of Holdings and its Subsidiaries, together with a draft unqualified opinion of KPMG LLP, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Holdings and its Subsidiaries as of the end of and for the fiscal year then ended;
          (q) the Administrative Agent shall have completed, to its satisfaction, all legal, tax, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries (including, without limitation, the receipt and review of all Material Contracts and Material Government Contracts) in scope and determination satisfactory to the Administrative Agent in its sole discretion;
          (r) the Administrative Agent shall have received a certificate provided by Holdings and the Borrower that sets forth information required by the Patriot Act including, without limitation, the identity of each Loan Party, the name and address of each Loan Party and other information that will allow the Administrative Agent or any Lender, as applicable, to identify each Loan Party in accordance with the Act, in form and substance satisfactory to the Administrative Agent and the Lenders;
          (s) the Administrative Agent shall have received a table setting forth the sources and uses of the Term Loans, accompanied by payment instructions;
          (t) all fees and expenses required to be paid hereunder, including without limitation, under the Fee Letter and all fees and expenses invoiced on or before the Closing Date shall have been paid in full in cash or will be paid on the Closing Date; and
          (u) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
The Administrative Agent shall notify the Borrower and the Lenders that the conditions specified in Section 5.1 have been satisfied or waived and that the Closing Date has occurred, and such notice, absent manifest error, shall be conclusive and binding.
ARTICLE 6
SECURITY INTEREST
     Section 6.1 Grant of Security Interest. To secure payment and performance of all Obligations, each Loan Party hereby grants to the Administrative Agent, for itself and the benefit of Secured Parties, a continuing security interest in, a Lien upon, and a right of set off against, and hereby pledges to the Administrative Agent, for itself and the benefit of Secured Parties, as security, of each Loan Party’s right, title and interest in and to the following, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the respective Obligations at any time granted to or held or acquired by the Administrative Agent or any Secured Party, collectively, the “Collateral”):
          (a) all Accounts;
          (b) all Inventory;
          (c) all deposit accounts and securities accounts;
          (d) all tax refunds, rebates or other similar payments or credits;

          (e) all contracts, contract rights, general intangibles, including, without limitation, all payment intangibles and Intellectual Property, commercial tort claims described on Schedule 6.1, chattel paper (including tangible and electronic chattel paper), documents, instruments and supporting obligations;
          (f) all goods, including, without limitation, Equipment (including all vehicles and related certificates of title);
          (g) [Intentionally Omitted];
          (h) all books and records and related data processing software; and
          (i) all documents;
          (j) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;
          (k) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;
          (l) all (A) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (B) monies, credit balances, deposits and other property of any Loan Party now or hereafter held or received by or in transit to the Administrative Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Loan Party, whether for safekeeping, pledge, custody, transmission, collection or otherwise; and
          (m) all accessions to, substitutions for and all replacements, products and proceeds of any of the items described in clauses (a) through (l) above, in any form, including without limitation insurance proceeds, all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral, letters of credit and letter of credit rights.
     Section 6.2 Perfection of Security Interests.
          (a) Each Loan Party irrevocably and unconditionally authorizes the Administrative Agent (or its agent) to prepare and file at any time and from time to time such financing statements, together with any amendments and continuations with respect thereto, with respect to the Collateral naming the Administrative Agent or its designee as the secured party and such Loan Party as debtor, as the Administrative Agent may require, and including any other information with respect to such Loan Party or otherwise as the Administrative Agent may determine, and as may be required by Article 9 of the UCC to perfect the security interest granted by such Loan Party to the Administrative Agent under this Agreement which authorization shall apply to all financing statements filed on, prior to or after the Closing Date, including, without limitation, any financing statement that describes the Collateral as “all personal property” or “all assets” of such Loan Party or that describes the Collateral in some other manner as the Administrative Agent reasonably deems necessary. Each Loan Party hereby ratifies and approves all financing statements naming the Administrative Agent or its designee as secured party and such Loan Party, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of the Administrative Agent prior to the Closing Date and ratifies and confirms the authorization of the Administrative Agent to file such financing statements (and amendments, if any). Each Loan Party hereby authorizes the Administrative Agent to adopt on behalf of such Loan Party any symbol required for authenticating any electronic filing. In the event that the description of the Collateral in any financing statement naming the Administrative Agent or its designee as the secured party and any Loan Party as debtor includes assets and properties of such Loan Party that do not at any time constitute Collateral, whether hereunder, under any of the other Loan Documents or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Loan Party to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Loan Party at any time file, or permit or cause to be filed, any continuation, amendment or termination with respect to any financing statement naming the Administrative Agent or its designee as secured party and such Loan Party as debtor.
          (b) No Loan Party has any chattel paper (whether tangible or electronic) or instruments as of the Closing Date, except as set forth on Schedule 6.2(b). In the event that any Loan Party shall be entitled to or shall receive any chattel paper or instrument after the Closing Date, the Loan Parties shall promptly (and in any event within two (2) Business Days or such longer period as the Administrative Agent may agree) notify the Administrative Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Loan Party (including by any agent or representative), such Loan Party shall deliver, or cause to be delivered, to the Control Agent, all such tangible chattel paper and instruments, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify, in each case except as the Administrative Agent may otherwise agree. At the Administrative Agent’s option, each Loan Party shall, or the Administrative Agent may at any time on behalf of any Loan Party, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to the Administrative Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wells Fargo Bank, National Association, as the Administrative Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”
          (c) In the event that any Loan Party shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Loan Party shall promptly (and in any event within two (2) Business Days or such longer period as the Administrative Agent may agree) notify the Administrative Agent thereof in writing. Promptly upon the Administrative Agent’s request, such Loan Party shall take, or cause to be taken, such actions as the Administrative Agent may request to give the Control Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.
          (d) No Loan Party owns or holds, directly or indirectly, beneficially or as record owner or both, any deposit account, as of the Closing Date, or other similar account with any bank or other financial institution, as of the Closing Date, in each case except for the deposit accounts identified on Schedule 8.10. The Loan Parties shall not, directly or indirectly, after the Closing Date open, establish or maintain any deposit account (other than an Excluded Bank Account) unless on or before the opening of such deposit account, such Loan Party shall have obtained a Deposit Account Control Agreement with respect to such deposit account, duly authorized, executed and delivered by such Loan Party and the bank at which such deposit account is opened and maintained.
          (e) No Loan Party owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the Closing Date, or have any investment account, securities account, commodity account, futures account or other similar account with any bank or other financial institution or other securities intermediary, commodity intermediary or futures intermediary as of the Closing Date, in each case except for investment, securities and commodities accounts identified on Schedule 8.10 and securities identified on Schedule 8.12.
          (i) In the event that any Loan Party shall be entitled to or shall at any time after the Closing Date hold or acquire any certificated securities, such Loan Party shall promptly (and in any event within five (5) Business Days) endorse, assign and deliver the same to the Control Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify. If any securities, now or hereafter acquired by any Loan Party are uncertificated and are issued to such Loan Party or its nominee directly by the issuer thereof, such Loan Party shall promptly (and in any event within five (5) Business Days) notify the Administrative Agent thereof and shall as the Administrative Agent may specify, either cause the issuer to agree to comply with instructions from the Control Agent as to such securities, without further consent of any Loan Party or such nominee, or arrange for the Control Agent to become the registered owner of the securities.
          (ii) The Loan Parties shall not, directly or indirectly, after the Closing Date open, establish or maintain any investment account, securities account, commodity account, futures account or any other similar account (other than an Excluded Bank Account) with any securities intermediary, commodity intermediary or futures intermediary unless each of the following conditions is satisfied: the Administrative Agent shall have received prior written notice of the intention of such Loan Party to open or establish such account which notice shall specify in reasonable detail and specificity the name of the account, the owner of the account, the name and address of the securities intermediary, commodity intermediary or futures intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Loan Party is dealing and the purpose of the account, the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be reasonably acceptable to the Administrative Agent, and on or before the opening of such investment account, securities account or other similar account with a securities intermediary, commodity intermediary or futures intermediary, such Loan Party shall as the Administrative Agent may specify either (A) execute and deliver, and cause to be executed and delivered to the Administrative Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Loan Party and such securities intermediary, commodity intermediary or futures intermediary or (B) arrange for the Control Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to the Administrative Agent.
          (f) The Loan Parties are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the Closing Date. In the event that any Loan Party shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument whether as beneficiary thereof or otherwise after the Closing Date, such Loan Party shall promptly (and in any event within two (2) Business Days or such longer period as the Administrative Agent may agree) notify the Administrative Agent thereof in writing. Such Loan Party shall immediately, as the Administrative Agent may specify, either (i) deliver, or cause to be delivered to the Control Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to the Administrative Agent, consenting to the assignment of the proceeds of the letter of credit to the Control Agent by such Loan Party and agreeing to make all payments thereon directly to the Control Agent or as the Control Agent may otherwise direct or (ii) cause the Control Agent to become, at the Borrower’s expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).
          (g) The Loan Parties do not have any commercial tort claims as of the Closing Date. In the event that any Loan Party shall at any time after the Closing Date have any such commercial tort claims (excluding any commercial tort claim where a Responsible Officer of such Loan Party has reasonably determined that the amount likely to be recovered in respect of such claim will not exceed $500,000), such Loan Party shall promptly (and in any event within two (2) Business Days or such longer period as the Administrative Agent may agree) notify the Administrative Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Loan Party to the Administrative Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Loan Party to the Administrative Agent shall be deemed to constitute such grant to the Administrative Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of the Administrative Agent provided in Section 6.2(a) or otherwise arising by the execution by such Loan Party of this Agreement or any of the other Loan Documents, the Administrative Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming the Administrative Agent or its designee as secured party and such Loan Party as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Loan Party shall promptly upon the Administrative Agent’s request, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such other agreements, documents and instruments as the Administrative Agent may reasonably require in connection with such commercial tort claim.
          (h) Material Government Contracts.
          (i) No Loan Party is party to any Material Government Contract except for Material Government Contracts identified on Schedule 8.15 (as such schedule may be updated from time to time after the Closing Date to reflect (x) the addition of any new Material Government Contracts entered into after the Closing Date and (y) the deletion of any Material Government Contracts upon the expiration or termination thereof after the Closing Date or if any scheduled Government Contract is no longer a Material Government Contract). In the event that any Loan Party shall at any time after the Closing Date become a party to any Material Government Contract, such Loan Party shall promptly (and in any event within five (5) Business Days) deliver to the Administrative Agent (A) a copy of such Material Government Contract and (B) a duly executed and completed Instrument of Assignment and Notice of Assignment with respect to such Material Government Contract. In addition, in the event that any Material Government Contract is terminated or amended in any manner materially adverse to the Borrower and its Subsidiaries, the Loan Parties shall promptly (and in any event within five (5) Business Days) notify the Administrative Agent thereof in accordance with Section 9.6(b)(ii).
          (ii) If (A) a Material Event of Default shall have occurred and be continuing or (B) any other Event of Default (other than a Material Event of Default) shall have occurred and be continuing without waiver or cure for sixty (60) consecutive days after the occurrence thereof

(which sixty (60) consecutive days shall be inclusive of any applicable grace period with respect to such Event of Default required to elapse in order for the corresponding Default, if any, to mature into such Event of Default), then, in any such case, the Administrative Agent may deliver all Instruments of Assignment and all Notices of Assignment to the applicable U.S. Governmental Authority for each Material Government Contract and the Loan Parties shall use their commercially reasonable efforts to have such Notices of Assignment acknowledged in writing by the applicable U.S. Governmental Authority.
          (i) Except as set forth in Schedule 8.2, the Loan Parties do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the Closing Date, except for goods located in the United States in transit to a location of a Loan Party set forth in Schedule 8.2 in the ordinary course of business of such Loan Party in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral are at any time after the Closing Date in the custody, control or possession of such carriers, the Loan Parties shall promptly (and in any event within two (2) Business Days or such longer period as the Administrative Agent may agree) notify the Administrative Agent thereof in writing. Promptly upon the Administrative Agent’s request, Loan Parties shall take all reasonable steps to deliver to the Administrative Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Loan Party that is the owner of such Collateral.
          (j) The Loan Parties shall take any other actions reasonably requested by the Administrative Agent from time to time to cause the attachment, perfection and second priority of, and the ability of the Administrative Agent to enforce, the security interest of the Administrative Agent in any and all of the Collateral (subject only to the Liens permitted under Section 10.2), including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC and other applicable law, to the extent, if any, that any Loan Party’s signature thereon is required therefor, (ii) causing the Administrative Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Administrative Agent to enforce, the security interest of the Administrative Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Administrative Agent to enforce, the security interest of the Administrative Agent in such Collateral, and (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral.
     Section 6.3 Collection of Accounts. The Borrower, promptly (and in any event within two (2) Business Days or such longer period as the Administrative Agent may agree) upon the request of the Administrative Agent, shall deliver to the Administrative Agent a schedule of all deposit accounts (other than deposit accounts described in clause (A) of the definition of Excluded Bank Account), that are maintained by the Loan Parties, which schedule shall include, with respect to each depository (i) the name and address of such depository, (ii) the account name and number(s) maintained with such depository and (iii) a contact person at such depository.

ARTICLE 7
COLLATERAL REPORTING AND COVENANTS
     Section 7.1 [INTENTIONALLY OMITTED].
     Section 7.2 Accounts Covenants.
          (a) The Borrower shall notify the Administrative Agent promptly of: (i) any material delay in the Borrower’s performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, in each case, where the amount in controversy is $500,000 or more, or any settlement, adjustment or compromise thereof and (ii) all material adverse information known to any Loan Party relating to the financial condition of any account debtor obligated in respect of Accounts having an aggregate value of $500,000 or more. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, except in the ordinary course of a Loan Party’s business in accordance with practices and policies or as otherwise disclosed to the Administrative Agent. So long as no Event of Default has occurred and is continuing, the Loan Parties may settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default has occurred and is continuing, the Administrative Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.
          (b) The Administrative Agent shall have the right at any time or times, in the name of any applicable Loan Party, in the Administrative Agent’s name or in the name of a nominee of the Administrative Agent, to verify the validity, amount or any other matter relating to any Accounts or other Collateral, by mail, telephone, facsimile transmission or otherwise; provided that so long as no Default or Event of Default has occurred and is continuing, prior to conducting any such verifications, the Administrative Agent shall consult with the Borrower and the Administrative Agent may use third party government billing systems (“My Invoice”) or another similar system to make such verifications.
     Section 7.3 Inventory Covenants; Appraisals. With respect to the Inventory:
          (a) each Loan Party shall at all times maintain inventory records reasonably satisfactory to the Administrative Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory and such Loan Party’s cost therefore and daily withdrawals therefrom and additions thereto;
          (b) the Loan Parties shall conduct a physical count of the Inventory at least once each year but at any time or times as the Administrative Agent may request upon the occurrence and during the continuation of an Event of Default, and promptly following such physical inventory shall supply the Administrative Agent with a report in the form and with such specificity as may be satisfactory to the Administrative Agent concerning such physical count;
          (c) the Loan Parties shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of the Administrative Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Loan Party which is in transit to the locations set forth or permitted herein;
          (d) from time to time as requested by the Administrative Agent, at the cost and expense of the Borrower, the Administrative Agent shall be entitled to obtain an Inventory appraisal,

which appraisal shall be in form, scope and methodology acceptable to the Administrative Agent and such appraisal shall be addressed to the Administrative Agent and shall expressly permit reliance thereon by Administrative Agent and the Lenders; provided that the Borrower shall be required to incur the costs and expenses of not more than one (1) such appraisal (whether pursuant to this Agreement or the ABL Loan Agreement) during any twelve (12) consecutive fiscal month period; provided, further, upon the occurrence and during the continuation of an Event of Default, there shall be no limit on the number of appraisals which may be requested by the Administrative Agent, each at the Borrower’s expense;
          (e) the Loan Parties shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto);
          (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof;
          (g) each Loan Party assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory;
          (h) the Loan Parties shall keep the Inventory in good and marketable condition;
          (i) the Loan Parties shall not sell Inventory to any customer on approval, or any basis which entitles the customer to return or may obligate any Loan Party to repurchase such Inventory; and
          (j) the Loan Parties shall not, without prior written notice to the Administrative Agent, acquire or accept any Inventory on consignment or approval.
     Section 7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) the Loan Parties shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (b) the Loan Parties shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (c) the Equipment is and shall be used in the business of Loan Parties and not for personal, family, household or farming use; (d) the Loan Parties shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Loan Party in the ordinary course of business; (e) the Equipment is now and shall remain personal property and the Loan Parties shall not permit any of the Equipment to be or become a part of or affixed to Real Property; and (f) each Loan Party assumes all responsibility and liability arising from the use of the Equipment and Real Property.
     Section 7.5 Power of Attorney. Each Loan Party hereby irrevocably designates and appoints the Administrative Agent (and all persons designated by the Administrative Agent) as such Loan Party’s true and lawful attorney-in-fact, and authorizes the Administrative Agent, in such Loan Party’s or the Administrative Agent’s name, to: (a) at any time an Event of Default has occurred and is continuing (i) demand payment on Accounts or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of such Loan Party’s rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms as permitted by applicable law, for such amount and at such time or times as the Administrative Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign such Loan Party’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Accounts or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Accounts or other proceeds of Collateral to an address designated by the Administrative Agent, and open and dispose of all mail addressed to such Loan Party and handle and store all mail relating to the Collateral; (ix) endorse such Loan Party’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (x) clear Inventory the purchase of which was financed with a letter of credit through U.S. Customs or foreign export control authorities in such Loan Party’s name, the Administrative Agent’s name or the name of the Administrative Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Loan Party’s name for such purpose, and to complete in such Loan Party’s or the Administrative Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof; (xi) sign such Loan Party’s name on any verification of Accounts and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof and (xii) do all acts and things which are necessary, in the Administrative Agent’s determination, to fulfill such Loan Party’s obligations under this Agreement and the other Loan Documents and (b) at any time, to (i) take control in any manner of any item of payment in respect of Accounts or constituting Collateral or otherwise received by the Administrative Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Accounts or other proceeds of Collateral are sent or received, and (iii) endorse such Loan Party’s name upon any items of payment in respect of Accounts or constituting Collateral or otherwise received by the Administrative Agent and any Lender and deposit the same in the Administrative Agent Payment Account for application to the Obligations. Each Loan Party hereby releases the Administrative Agent and the Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except to the extent resulting from the Administrative Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.
     Section 7.6 Right to Cure. The Administrative Agent may, upon notice to the Borrower and upon the occurrence and during the continuation of an Event of Default, (a) cure any default by any Loan Party under any material agreement with a third party that affects the Collateral, its value or the ability of the Administrative Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of the Administrative Agent or any Lender therein or the ability of any Loan Party to perform its obligations hereunder or under any of the other Loan Documents, (b) pay or bond on appeal any judgment entered against any Loan Party, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in the Administrative Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of the Administrative Agent and the Lenders with respect thereto. The Administrative Agent may add any amounts so expended to the Obligations and charge the Borrower’s account therefor, such amounts to be repayable by the Borrower on demand. The Administrative Agent and the Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Loan Party. Any payment made or other action taken by the Administrative Agent or any Lender under this Section 7.6 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.
     Section 7.7 Access to Premises. From time to time as requested by the Administrative Agent, at the cost and expense of the Borrower, (a) the Administrative Agent or its designee shall have complete access to all of each Loan Party’s premises during normal business hours and after reasonable prior notice to the Borrower, or at any time and without notice to the Borrower if an Event of Default has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Loan Party’s books and records, including the Records, and (b) each Loan Party shall promptly furnish to the Administrative Agent such copies of such books and records or extracts therefrom as the Administrative Agent may request, and the Administrative Agent or any Lender or the Administrative Agent’s designee may use during normal business hours such of any Loan Party’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and, if an Event of Default has occurred and is continuing, for the collection of Accounts and realization of other Collateral.
ARTICLE 8
REPRESENTATIONS AND WARRANTIES
     Each Loan Party, on behalf of itself and each of its Subsidiaries, hereby represents and warrants to the Administrative Agent and the Lenders the following (which shall survive the execution and delivery of this Agreement):
     Section 8.1 Corporate Existence, Power and Authority. Each Loan Party and each Subsidiary thereof is a corporation, limited liability company, limited partnership or other legal entity duly organized and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation, limited liability company, limited partnership, or other legal entity and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereunder and thereunder (a) are all within each Loan Party’s corporate, limited liability company, limited partnership or other comparable powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Loan Party’s certificate of incorporation, certificate of formation, bylaws, operating agreement, limited partnership agreement or other organizational documentation, or any indenture, agreement, undertaking or Material Contract to which any Loan Party is a party or by which any Loan Party or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any Lien upon any property of any Loan Party (other than Liens in favor of the Administrative Agent on behalf of itself and the Secured Parties). This Agreement and the other Loan Documents to which any Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable in accordance with their respective terms; provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.
     Section 8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.
          (a) The exact legal name of each Loan Party as of the Closing Date is as set forth on the signature page of this Agreement and in Schedule 8.2. No Loan Party has, during the five (5) year period ending on the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in Schedule 8.2.
          (b) As of the Closing Date, each Loan Party is an organization of the type and organized in the jurisdiction set forth in Schedule 8.2. Schedule 8.2 accurately sets forth as of the Closing Date the organizational identification number of each Loan Party or accurately states that such Loan Party has none and accurately sets forth the federal employer identification number of each Loan Party.

          (c) As of the Closing Date, the chief executive office and primary mailing address of each Loan Party and each Loan Party’s Records concerning Accounts and all other Collateral locations are set forth in Schedule 8.2.
     Section 8.3 Financial Statements; No Material Adverse Effect. All financial statements relating to the Borrower and its Subsidiaries and Holdings and its Subsidiaries, as applicable, which have been or may hereafter be delivered by Holdings and the Borrower to the Administrative Agent and the Lenders have been prepared on a consolidated basis in accordance with GAAP (except as to any quarterly financial statements, to the extent such quarterly statements are subject to normal quarter-end and year-end adjustments and do not include any notes) and fairly present in all material respects the consolidated financial condition and the results of operation of the Borrower and its Subsidiaries and Holdings and its Subsidiaries, as applicable, as at the dates and for the periods set forth therein. Since June 30, 2010, there has been no act, condition or event having, or that could reasonably be expected to have, a Material Adverse Effect. The projections that have been delivered to the Administrative Agent pursuant to Section 5.1(o) or any projections hereafter delivered to the Administrative Agent have been prepared in light of the past operations of the businesses of Holdings and its Subsidiaries and are based upon estimates and assumptions stated therein, all of which Holdings and the Borrower have determined to be reasonable and fair in light of then current conditions and current facts and reflect the good faith and reasonable estimates of Holdings and the Borrower of the future financial performance of the Borrower and its Subsidiaries and Holdings and its Subsidiaries and of the other information projected therein for the periods set forth therein (it being understood that actual results may differ from those set forth in such projections).
     Section 8.4 Priority of Liens; Title to Properties. The Liens granted to the Administrative Agent under this Agreement and the other Loan Documents constitute valid and perfected Second Priority Liens and security interests in and upon the Collateral, subject only to the Liens permitted under Section 10.2. Each Loan Party has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets, subject only to the Liens permitted under Section 10.2.
     Section 8.5 Tax Returns. Each Loan Party and each Subsidiary thereof has filed, or caused to be filed, in a timely manner all Federal and all material State, county, local and foreign income, excise, property and other material tax returns which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Loan Party and each Subsidiary thereof has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Loan Party or such Subsidiary and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.
     Section 8.6 Litigation. Except for matters existing on the Closing Date and as set forth in Schedule 8.6, (a) there is no investigation by any Governmental Authority pending, or to the knowledge of any Responsible Officer of any Loan Party threatened, against or affecting any Loan Party, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Loan Party’s knowledge threatened, against any Loan Party or any Subsidiary thereof or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement before any court or arbitrator or any governmental body, agency or official, in each case, which if adversely determined against such Loan Party has or could reasonably be expected to have a Material Adverse Effect.

     Section 8.7 Compliance with Other Agreements and Applicable Laws.
          (a) The Loan Parties and their Subsidiaries are not in default in any respect under, or in violation in any respect of the terms of, any Material Contract or any Material Government Contract. Loan Parties are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, except for noncompliance which could not reasonably be expected to have a Material Adverse Effect.
          (b) The Loan Parties and their Subsidiaries have obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”), except for those the failure to obtain could not reasonably be expected to have a Material Adverse Effect. All such Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened that seek the revocation, cancellation, suspension or modification of any such Permits.
     Section 8.8 Environmental Compliance.
          (a) No Loan Party and no Subsidiary thereof has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any respect any applicable Environmental Law or Permit, except any violation which could not reasonably be expected to have a Material Adverse Effect. The operations of each Loan Party and each Subsidiary thereof comply with all Environmental Laws and all Permits, except for noncompliance which could not reasonably be expected to have a Material Adverse Effect.
          (b) There has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Loan Party or any Subsidiary thereof or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which adversely affects or could reasonably be expected to adversely affect in any respect any Loan Party or its or their business, operations or assets or any properties at which such Loan Party has transported, stored or disposed of any Hazardous Materials and which is likely to result in costs or liabilities to the Loan Parties in excess of $500,000.
          (c) Neither any Loan Party nor any of its Subsidiaries has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.
          (d) The Loan Parties and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of the Loan Parties under all Environmental Laws and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect, except, in each case where the failure to so obtain or maintain such Permits could not reasonably be expected to have a Material Adverse Effect.

     Section 8.9 Employee Benefits.
          (a) As of the Closing Date, each Plan is set forth in Schedule 8.9. Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or State law, except where any noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the knowledge of any Responsible Officer of any Loan Party, nothing has occurred which would cause the loss of such qualification. The Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
          (b) There are no pending, or to the knowledge of any Responsible Officer of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that could reasonably be expected to result in material liability to any Loan Party.
          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) except as set forth in Schedule 8.9, based on the latest valuation of each Pension Plan and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code), the aggregate current value of accumulated benefit liabilities of such Pension Plan under Section 4001(a)(16) of ERISA does not exceed the aggregate current value of the assets of such Pension Plan; (iii) each Loan Party, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) each Loan Party, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) each Loan Party, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.
     Section 8.10 Bank Accounts. As of the Closing Date, all of the deposit accounts, investment accounts, securities accounts, commodity accounts, futures accounts or any other similar accounts in the name of or used by any Loan Party maintained at any bank or other financial institution or securities intermediary are set forth in Schedule 8.10.
     Section 8.11 Intellectual Property. Each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or presently proposed by its management to be conducted. As of the Closing Date, Loan Parties do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 and have not granted any licenses with respect thereto other than as set forth in Schedule 8.11. To the knowledge of the Responsible Officers of the Loan Parties, no event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the knowledge of the Responsible Officers of the Loan Parties, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Loan Party infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Loan Party contesting its right to sell or use any such Intellectual Property. Schedule 8.11 sets forth all of the agreements or other arrangements of each Loan Party pursuant to which such Loan Party has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the Closing Date and the dates of the expiration of such agreements or other arrangements of such Loan Party as in effect on the Closing Date (collectively, together with such agreements or other arrangements as may be entered into by any Loan Party after the Closing Date, collectively, the “License Agreements” and individually, a “License Agreement”).
     Section 8.12 Subsidiaries; Affiliates; Capitalization; Solvency.
          (a) As of the Closing Date, no Loan Party has any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12.
          (b) Each Loan Party is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of its Subsidiaries listed in Schedule 8.12 as being owned by such Loan Party and there are no proxies, irrevocable or otherwise, with respect to such shares and, except as set forth in Schedule 8.12, no equity securities of any of the Loan Parties are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Loan Party is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.
          (c) As of the Closing Date, all of the issued and outstanding shares of Capital Stock of each Loan Party are directly and beneficially owned and held by the persons indicated in Schedule 8.12, and in each case all of such shares have been duly authorized, in the case of corporations, and are fully paid and non-assessable, and are free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to the Administrative Agent prior to the Closing Date.
          (d) (i) Holdings and its Subsidiaries, taken as a whole, are Solvent and (ii) the Borrower is Solvent and, in each case, will continue to be Solvent immediately after the creation or incurrence from time to time of the Obligations, the security interests of the Administrative Agent and the other transactions contemplated hereunder.
     Section 8.13 Labor Disputes.
          (a) Set forth in Schedule 8.13 is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Loan Party and any union, labor organization or other bargaining agent in respect of the employees of any Loan Party on the Closing Date.
          (b) There is (i) no significant unfair labor practice complaint pending against any Loan Party or, to the knowledge of any Responsible Officer of any Loan Party, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the Closing Date against any Loan Party or, to the knowledge of any Responsible Officer of any Loan Party, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Loan Party or, to the knowledge of any Responsible Officer of any Loan Party, threatened against any Loan Party.
     Section 8.14 Burdensome Restrictions. Except as permitted in Section 10.7, there are no contractual or consensual restrictions on any Loan Party or any of its Subsidiaries that (a) prohibit or otherwise restrict the transfer of cash or other assets (i) between any Loan Party and any of its Subsidiaries or (ii) between any Subsidiaries of any Loan Party or (b) prohibit or otherwise restrict the ability of any Loan Party or any of its Subsidiaries to incur Indebtedness or grant Liens to the Administrative Agent or any Lender in the Collateral.
     Section 8.15 Material Contracts and Material Government Contracts. Schedule 8.15 (as such schedule may be updated from time to time after the Closing Date) sets forth all Material Contracts and Material Government Contracts to which any Loan Party is a party or is bound. The Loan Parties have delivered true, correct and complete copies of all Material Contracts and Material Government Contracts (in each case, with redactions as deemed appropriate) in existence on the Closing Date to the Administrative Agent. No Loan Party is in breach of or in default under any Material Contract or Material Government Contract.
     Section 8.16 Real Property. Schedule 8.16 contains a list of all Real Property owned or leased by any Loan Party as of the Closing Date. Each Loan Party has (a) good and marketable fee simple title to or valid leasehold interests in all of its Real Property and (b) good and marketable title to all of its other property (including without limitation, all property in each case as reflected in the financial statements delivered to the Administrative Agent hereunder), and in case of each (a) and (b) subject to no Liens other than permitted Liens pursuant to Section 10.2. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession of all its Real Property and there is no pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened condemnation proceeding relating to any such Real Property. No material default exists under any leases evidencing any leasehold interests of the Loan Parties (the “Leases”). All of the Real Property owned, leased or used by each Loan Party or any of its Subsidiaries in the conduct of their respective businesses is (i) structurally sound with no known defects which could reasonably be expected to have a Material Adverse Effect, (ii) in good operating condition and repair, subject to ordinary wear and tear, (iii) not in need of maintenance or repair except for ordinary, routine maintenance and repair the cost of which is immaterial, (iv) sufficient for the operation of the businesses of each Loan Party and its Subsidiaries as currently conducted, and (v) in compliance with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety, occupational safety and health laws and regulations) relating thereto, except where any noncompliance could not reasonably be expected to have a Material Adverse Effect.
     Section 8.17 [INTENTIONALLY OMITTED].
     Section 8.18 Accuracy and Completeness of Information. All information furnished by or on behalf of any Loan Party in writing to the Administrative Agent or any Lender in connection with this Agreement or any of the other Loan Documents or any transaction contemplated hereby or thereby is, and all such information thereafter furnished will be, true, accurate and complete in every material respect on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to the Administrative Agent in writing prior to the Closing Date.
     Section 8.19 Margin Security and Investment Company Act. No Loan Party owns any margin stock and no portion of the proceeds of any Term Loans shall be used by the Borrower for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which violates the provisions or Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement. No Loan Party is subject to regulation under the Investment Company Act of 1940, as amended. In addition, none of the Loan Parties is an “investment company”

registered or required to be registered under the Investment Company Act of 1940, as amended, or is, directly or indirectly, controlled by such a company.
     Section 8.20 Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate.
     Section 8.21 Accounts; Inventory. Each Account (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditor’s rights; (b) is not subject to any deduction or discount (other than as stated in the invoice and disclosed to the Administrative Agent in writing), defense, set off, claim or counterclaim of a material nature against any Loan Party except as to which the Loan Parties would have notified the Administrative Agent in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or a material amount of such Collateral except as to which the Loan Parties have notified the Administrative Agent in writing; (d) arising from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens except Liens permitted by Section 10.2; and (f) is for a liquidated amount maturing as stated in the invoice therefor.
     Section 8.22 Anti-Terrorism Laws. Neither the making of the Term Loans hereunder nor the Borrower’s use of the proceeds thereof will violate the Patriot Act, OFAC, the Trading with the Enemy Act, as amended, any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), or any enabling legislation in force in the United States or executive order relating thereto, or is in violation of any Federal statute or Presidential Executive Order, including without limitation Executive Order 13224 66 Fed. Reg. 49079 (September 25, 2001) (Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit or Support Terrorism), in each case, to the extent applicable to any Loan Party. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower: (a) is a Sanctioned Person, (b) has any of its assets in Sanctioned Entities, or (c) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities, in each case, that would constitute a violation of applicable laws. The proceeds of any Term Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
     Section 8.23 Senior Indebtedness. The monetary Obligations hereunder rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior indebtedness of the Loan Parties; provided that the prior secured claims of any other senior indebtedness solely with respect to particular collateral will not be deemed to result in such Obligations not being at least pari passu in right of payment to such other senior indebtedness.
     Section 8.24 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to the Administrative Agent and the Lenders on the date of the making of a Term Loan and shall be conclusively presumed to have been relied on by the Administrative Agent and the Lenders regardless of any investigation made or information possessed by the Administrative Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Loan Party shall now or hereafter give, or cause to be given, to the Administrative Agent or any Lender under any other Loan Documents.

ARTICLE 9
AFFIRMATIVE COVENANTS
     Section 9.1 Maintenance of Existence.
          (a) Except as otherwise permitted pursuant to Section 10.4 or 10.5, each Loan Party shall, and shall cause each of its Subsidiaries to, at all times (i) preserve, renew and keep in full force and effect its legal existence and, (ii) except those that expire or otherwise terminate in accordance with their terms, maintain in full force and effect all registrations, approvals, authorizations, consents and Permits necessary to carry on the business as presently or from time to time proposed to be conducted.
          (b) No Loan Party shall change its name, its type of organization, its jurisdiction of organization or its legal structure unless each of the following conditions is satisfied: (i) the Administrative Agent shall have received prior written notice from the Borrower of such proposed change in its name, which notice shall accurately set forth the new name, type of organization, jurisdiction or structure, as applicable; and (ii) not more than thirty (30) days following the effectiveness of such change, the Administrative Agent shall have received a copy of the amendment to the certificate of incorporation, certificate of formation or other organizational document of such Loan Party providing for such change certified by the Secretary of State or other applicable government official of the jurisdiction of incorporation or organization of such Loan Party or other similar Governmental Authority as soon as it is available.
          (c) No Loan Party shall change its chief executive office or its primary mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless the Administrative Agent shall have received prior written notice from the Borrower of such proposed change, which notice shall accurately set forth such change and the Administrative Agent shall have received such agreements as the Administrative Agent may reasonably require in connection therewith.
     Section 9.2 New Collateral Locations. From time to time, each Loan Party may open new locations owned or leased by such Loan Party on which Collateral is stored or located only within the continental United States or Canada provided such Loan Party gives the Administrative Agent prior written notice of the intended opening of any such new location.
     Section 9.3 Compliance with Laws, Regulations, Etc.
          (a) Each Loan Party shall, and shall cause each of its Subsidiaries to, at all times, comply with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any Governmental Authority in each case, except where the failure to so comply or observe could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not apply with respect to Intellectual Property (which is the subject of Section 9.9 below).
          (b) The Loan Parties shall give written notice to the Administrative Agent immediately upon any Loan Party’s receipt of any notice of, or any Loan Party’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material is likely to result in costs or liabilities to the Loan Parties in excess of $500,000 or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: any non-compliance with or violation of any Environmental Law by any Loan Party or the release, spill or discharge, threatened or actual, of any Hazardous Material if the threatened or actual release, spill or discharge, or the alleged or actual non-compliance or violation of Environmental Law by any Loan Party is likely to result in costs or liabilities to the Loan Party in excess of $500,000 (collectively for purposes of this Section 9.3, a “Material Release or Non-Compliance”). Upon request of the Administrative Agent, copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations (if any) shall be promptly furnished, or caused to be furnished, by such Loan Party to the Administrative Agent. Each Loan Party shall take prompt action to respond to any Material Release or Non-Compliance and shall regularly report to the Administrative Agent on such response, if so requested by the Administrative Agent.
          (c) Each Loan Party shall indemnify and hold harmless the Administrative Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Loan Party and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.
     Section 9.4 Payment of Taxes and Claims. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all Federal taxes and all other material taxes, assessments and other similar governmental charges upon or against it or its properties or assets, except for taxes, assessments and governmental charges the validity of which is being contested in good faith by appropriate proceedings diligently pursued, as the case may be, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.
     Section 9.5 Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, at all times, maintain with financially sound and reputable insurers insurance against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by Persons of established reputation engaged in the same or similar businesses and similarly situated (including, without limitation, hazard and business interruption insurance). Said policies of insurance shall be reasonably satisfactory to the Administrative Agent as to form, amount and insurer. The Loan Parties shall furnish certificates, policies or endorsements to the Administrative Agent as the Administrative Agent shall reasonably require as proof of such insurance, and, if any Loan Party fails to do so, the Administrative Agent is authorized, but not required, to obtain such insurance at the expense of the Borrower. All policies insuring loss or damage to Collateral shall provide for at least thirty (30) days prior written notice to the Administrative Agent of any cancellation or reduction of coverage and that the Administrative Agent may act as attorney for each Loan Party in obtaining, and at any time an Event of Default has occurred and is continuing, adjusting, settling, amending and canceling such insurance. The Loan Parties shall cause the Administrative Agent to be named as a lender’s loss payee on any policies of property insurance covering the Collateral and an additional insured on any policies of general liability insurance (but without any liability for any premiums) and the Loan Parties shall obtain non-contributory lender’s loss payable endorsements to all insurance policies for property insurance covering the Collateral in form and substance reasonably satisfactory to the Administrative Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to the Administrative Agent as its interests may appear and further specify that the Administrative Agent and the Lenders shall be paid regardless of any act or omission by any Loan Party or any of its Affiliates.

     Section 9.6 Financial Statements and Other Information.
          (a) Each Loan Party shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Loan Party and its Subsidiaries in accordance with GAAP (other than the books and records of Foreign Subsidiaries (if any) that are kept in accordance with local accounting rules and converted to GAAP monthly). The Borrower shall furnish or cause to be furnished to the Administrative Agent and the Lenders, the following:
          (i) promptly upon becoming available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, an audited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and loss, statements of cash flow and statements of shareholders’ equity for such fiscal year, including the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the consolidated financial position and the results of the operations of Holdings and its Subsidiaries as of the end of and for such fiscal year, in each case, setting forth in comparative form the figures for the corresponding period or periods of the preceding fiscal year certified by the chief financial officer, treasurer, or corporate controller of Holdings as fairly presenting, in all material respects, the consolidated financial condition and results of operations of Holdings and its Subsidiaries, together with the unqualified opinion of KPMG LLP or other independent certified public accountants of nationally recognized standing selected by the Borrower and acceptable to the Administrative Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Holdings and its Subsidiaries as of the end of and for the fiscal year then ended. Each of the foregoing shall be accompanied by (A) a Compliance Certificate, along with a schedule in form reasonably satisfactory to the Administrative Agent of the calculation of the Fixed Charge Coverage Ratio and Total Leverage Ratio of each of Holdings and its Subsidiaries and the Borrower and its Subsidiaries (in each case computed, in each case, for the four (4) consecutive fiscal quarter period then ending) and (B) a representation by the chief financial officer, controller or treasurer of Holdings that no Event of Default has occurred or is continuing;
          (ii) promptly upon becoming available and in any event forty-five (45) days after the end of each fiscal quarter of the Borrower (including the fourth quarter of any fiscal year), an unaudited consolidated balance sheet of the Borrower and its Subsidiaries for such fiscal quarter, and the related unaudited consolidated statements of income and loss and a summary of cash flow items for such fiscal quarter in substantially the same form as delivered to the Administrative Agent prior to the Closing Date (or such other form as may be mutually agreed to by the Administrative Agent and the Borrower), fairly presenting in all material respects the consolidated financial position and the results of the operations of the Borrower and its Subsidiaries as of the end of and through such fiscal quarter, in each case setting forth in comparative form the figures for the corresponding period or periods of the preceding fiscal year, accompanied by (A) a Compliance Certificate, along with a schedule in form reasonably satisfactory to the Administrative Agent of the calculation of the Fixed Charge Coverage Ratio and Total Leverage Ratio of the Borrower and its Subsidiaries (computed, in each case, for the four (4) consecutive fiscal quarter period then ending) and (B) a representation by the chief financial officer, controller or treasurer of the Borrower that no Event of Default has occurred or is continuing;
          (iii) promptly upon becoming available, but in any event at least thirty (30) days before the end of each fiscal year (commencing with the fiscal year of the Borrower ending

December 31, 2010) of the Borrower and its Subsidiaries, a projected consolidated financial budget (including forecasted balance sheets, statements of income and loss and summary cash flow items) of the Borrower for the immediately following fiscal year, all in reasonable detail, and in a format reasonably acceptable to the Administrative Agent, together with such supporting information as the Administrative Agent may reasonably request. Such projected financial budget shall also include pro forma calculations of the Fixed Charge Coverage Ratio and the Total Leverage Ratio of each of Holdings and its Subsidiaries and the Borrower and its Subsidiaries. Such projected consolidated financial budget shall be prepared on a quarterly basis for each fiscal year during the term of this Agreement. Such projected consolidated financial budget shall represent the reasonable best estimate by the Borrower of the future consolidated financial performance of the Borrower and its Subsidiaries for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein that the Borrower believes are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial budget). The Borrower shall provide to the Administrative Agent a quarterly update to such projected consolidated financial budget for each upcoming quarter or, at any time a Default or Event of Default exists or has occurred and is continuing, more frequently as the Administrative Agent may request; and
          (iv) promptly upon becoming available, but in no event later than ten (10) days after delivery to the ABL Administrative Agent and the ABL Lenders pursuant to the terms of the ABL Loan Agreement, a copy of each ABL Borrowing Base Certificate and all calculations related thereto.
          (b) The Loan Parties shall, and shall cause each Subsidiary thereof to, promptly (and in any event within two (2) Business Days or such longer period as the Administrative Agent may agree) notify the Administrative Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $750,000 or which if adversely determined would result in any Material Adverse Effect, (ii) any Material Contract or Material Government Contract being terminated or amended in any manner materially adverse to the Borrower and its Subsidiaries or any new Material Contract or new Material Government Contract entered into (in which event the Loan Parties shall provide the Administrative Agent with (x) a copy of such Contract, if requested by the Administrative Agent, (y) an updated Schedule 8.15 and (z) with respect to any new Material Government Contract, a Notice of Assignment and Instrument of Assignment with respect to such Material Government Contract in accordance with Section 6.2(h)(i)), (iii) any order, judgment or decree in excess of $750,000 shall have been entered against any Loan Party or any of its Subsidiaries or any of its or their respective properties or assets, (iv) any notification of a violation of laws or regulations received by any Responsible Officer of a Loan Party that could reasonably be expected to have a Material Adverse Effect, (v) any ERISA Event, and (vi) any Responsible Officer having knowledge thereof, the occurrence of any Material Release or Non-Compliance and (vii) any Responsible Officer having knowledge thereof, the occurrence of any Default or Event of Default (including, without limitation, any default under the ABL Loan Agreement).
          (c) Promptly (and in any event within two (2) Business Days or such longer period as the Administrative Agent may agree) after the sending or filing thereof, the Borrower shall send to the Administrative Agent copies of (i) all reports which the Borrower or any of its Subsidiaries sends to its security holders generally, (ii) all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc., and such other reports as the Administrative Agent may hereafter specifically identify to the Borrower that the Administrative Agent will require be provided to the Administrative Agent, (iii) all press releases and (iv) all other statements concerning material changes or developments in the business of a Loan Party made available by any Loan Party to the public.
          (d) Promptly (and in any event within two (2) Business Days or such longer period as the Administrative Agent may agree) upon receipt thereof, the Borrower shall send to the Administrative Agent copies of any letter, notice, subpoena, court order, pleading or other document issued, given or delivered by any U.S. Governmental Authority or by any prime contractor to any Loan Party or any Subsidiary thereof asserting or seeking to investigate any alleged fraud, malfeasance or other willful misconduct of any Loan Party or any Subsidiary thereof with respect to any Material Government Contract or any subcontract with remaining payments of at least $750,000.
          (e) Each Loan Party shall, and shall cause each Subsidiary to, furnish or cause to be furnished to the Administrative Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Loan Parties as the Administrative Agent may, from time to time, reasonably request and such budgets, forecasts, projections and other information required to be delivered to the ABL Administrative Agent and the ABL Lenders pursuant to the ABL Loan Agreement, including, without limitation, any notice, certificate, report, audit, examination or other information required to be delivered thereunder.
          (f) Subject to Section 14.9, the Administrative Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Loan Parties to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant. Each Loan Party hereby irrevocably authorizes and directs all accountants or auditors to deliver to the Administrative Agent, at the Borrower’s expense, copies of the financial statements of any Loan Party and any final reports or management letters prepared by such accountants or auditors on behalf of any Loan Party and to disclose to the Administrative Agent and Lenders such information as they may have regarding the business of any Loan Party; provided that the Loan Parties shall notify the Administrative Agent of any such reports or management letters received and, upon the Administrative Agent’s request, shall use its commercially reasonable efforts to cause such reports or management letters to be delivered to the Administrative Agent in accordance with this clause (f). Any documents, schedules, invoices or other papers delivered to the Administrative Agent or any Lender may be destroyed or otherwise disposed of by the Administrative Agent or such Lender one (1) year after the same are delivered to the Administrative Agent or such Lender, except as otherwise designated by the Borrower to the Administrative Agent or such Lender in writing.
          (g) Information required to be delivered pursuant to this Section 9.6 shall be deemed to have been delivered if such information, or one or more annual or other reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks, SyndTrak Online or similar site to which the Lenders have been granted access; provided that the Borrower shall deliver paper copies of such information to the Administrative Agent or any Lender that requests such delivery.
     Section 9.7 Compliance with ERISA. Each Loan Party shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law, except to the extent that noncompliance would not result in a material liability to such Loan Party or such ERISA Affiliate; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Loan Party or such ERISA Affiliate to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the

Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Pension Plan; (g) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (h) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.
     Section 9.8 End of Fiscal Years; Fiscal Quarters. Each Loan Party shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on December 31 of each year and (b) fiscal quarters to end on March 31, June 30, September 30, and December 31 each year.
     Section 9.9 Intellectual Property.
          (a) Each Loan Party (either itself or through licensees) shall refrain from taking any act that knowingly uses any owned Intellectual Property to infringe the Intellectual Property rights of any other third party.
          (b) Each Loan Party (either itself or through licensees) will (i) not abandon any Trademark used in connection with any goods and services reflected in current catalogs, brochures and price lists unless the Loan Party discontinues the associated goods or services or determines to change the Trademark used in connection therewith, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of any such Trademark unless the Administrative Agent, shall obtain a perfected Lien upon such Trademark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become abandoned or dedicated to the public; other than where the Loan Party has determined, in its reasonable business judgment, to abandon or cancel such Trademark.
          (c) Each Loan Party (either itself or through licensees) will not do any act, or knowingly omit to do any act, whereby any material Patent may become abandoned or dedicated to the public other than where the Loan Party has determined, in its reasonable business judgment, to abandon or cancel such Patent.
          (d) Each Loan Party (either itself or through licensees) will not do any act or knowingly omit to do any act, whereby any material Copyright may become abandoned or dedicated to the public other than where the Loan Party has determined, in its reasonable business judgment, to abandon or cancel such Copyright.
          (e) Each Loan Party will notify the Administrative Agent and Lenders immediately if it knows, or has reason to know, that any of the registered Intellectual Property is the subject of any order of any Governmental Authority declaring that the Loan Party does not own the registered Intellectual Property or the registered Intellectual Property is invalid or unenforceable.
          (f) Concurrently with the next delivery of financial statements of such Loan Party pursuant to Section 9.6, the Loan Parties shall provide an update as to all registered Intellectual Property then owned by the Loan Parties, including therewith the information described in Section 8.11(b). Upon the request of the Administrative Agent, such Loan Party shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s and Lenders’ Lien upon such registered Intellectual

Property and the goodwill and general intangibles of such Loan Party relating thereto or represented thereby consistent with the terms of this Agreement.
          (g) In the event that a Loan Party becomes aware that any owned Intellectual Property is infringed upon or misappropriated or diluted by a third party, such Loan Party shall (i) take such actions as such Loan Party shall reasonably deem appropriate under the circumstances to protect such owned Intellectual Property and (ii) if such owned Intellectual Property is of material economic value, promptly notify the Administrative Agent after it learns of its infringement, misappropriation or dilution and, to the extent such Loan Party determines in its reasonable business judgment it appropriate under the circumstances, sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.
     Section 9.10 [INTENTIONALLY OMITTED].
     Section 9.11 Further Assurances. At the request of the Administrative Agent at any time and from time to time, each Loan Party shall, and shall cause each of its Subsidiaries to, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as the Administrative Agent may reasonably determine to be necessary or proper to evidence, perfect, maintain and enforce the Liens and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Loan Documents.
     Section 9.12 Additional Guarantors. Upon the earlier to occur of (a) thirty (30) days (or such later date as may be agreed to by the Administrative Agent in its sole discretion) of any Person becoming a direct or indirect Domestic Subsidiary of the Borrower or (b) such Person becoming a “Borrower” or “Guarantor” or otherwise providing credit support pursuant to, and in accordance with, the ABL Loan Agreement, the Borrower will provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall (i) cause such Subsidiary to execute and deliver to the Administrative Agent a joinder agreement in substantially the form of Exhibit D, causing such Subsidiary to become a party to (A) this Agreement, as a joint and several “Guarantor”, granting a Second Priority Lien upon its Collateral, subject to permitted Liens under Section 10.2 and (B) the Pledge Agreement, as a joint and several “Pledgor”, causing all of its issued and outstanding shares of Capital Stock, together with all of the issued and outstanding shares Capital Stock of its Subsidiaries and sixty-five percent (65%) of the issued and outstanding shares of the Capital Stock of each of its first-tier Foreign Subsidiaries to be delivered to the Administrative Agent (together with undated stock powers signed in blank and pledged to the Administrative Agent) and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, Deposit Account Control Agreements, Investment Property Control Agreements, certified resolutions and other organizational and authorizing documents of such Subsidiary and upon the request of the Administrative Agent favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent.
     Section 9.13 Use of Proceeds. The Borrower shall use the proceeds of the Term Loan to (a) fund the Permitted Closing Date Dividend as permitted pursuant to Section 10.6(c) and (b) pay the Transaction Costs.
     Section 9.14 Fixed Charge Coverage Ratio.

          (a) Holdings and its Subsidiaries, on a consolidated basis, shall, as of the end of each fiscal year, maintain a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.
          (b) The Borrower and its Subsidiaries, on a consolidated basis, shall, as of the end of each fiscal quarter, maintain a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.
     Section 9.15 Maximum Total Leverage Ratio.
          (a) Holdings and its Subsidiaries, on a consolidated basis, shall, as of the end of any fiscal year, maintain a Total Leverage Ratio on such date of less than or equal to 3.00 to 1.00.
          (b) The Borrower and its Subsidiaries, on a consolidated basis, shall, as of the end of any fiscal quarter, maintain a Total Leverage Ratio on such date of less than or equal to 3.00 to 1.00.
     Section 9.16 Debt Coverage. The Borrower shall be in compliance with the ABL Borrowing Base (it being agreed and acknowledged by all parties hereto that the ABL Borrowing Base shall include a permanent Reserve (i) during the period from the Closing Date through and including second anniversary of the Closing Date, in an amount equal to the lesser of (A) $15,000,000 and (B) the outstanding principal amount of the Term Loan Facility (determined as of the date of each applicable calculation of the ABL Borrowing Base) and (ii) during the period from the second anniversary of the Closing Date and thereafter, in an amount equal to the outstanding principal amount of the Term Loan Facility (determined as of the date of each applicable calculation of the ABL Borrowing Base)).
     Section 9.17 Post-Closing Conditions. The Borrower shall perform the obligations set forth on Schedule 9.17, in each case within the time limits set forth on Schedule 9.17 or such longer period as determined by the Administrative Agent in its sole discretion.
ARTICLE 10
NEGATIVE COVENANTS
     Section 10.1 Limitations on Indebtedness. No Loan Party shall, nor shall it permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:
          (a) the Obligations;
          (b) Indebtedness entered into in the ordinary course of business pursuant to a Hedge Agreement in order to manage existing or anticipated interest rate, exchange rate or commodity price risks; provided that (i) such arrangements are not for speculative purposes, and (ii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with a Bank Product Provider that are secured under the terms hereof;
          (c) Indebtedness existing on the ABL Closing Date and listed on Schedule 10.1 and any Permitted Refinancing Indebtedness in respect of any such Indebtedness;
          (d) Indebtedness incurred in connection with Capital Leases and Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person (provided that such Indebtedness is incurred not more than one hundred eighty (180) days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of such property, plant or equipment), in an aggregate amount not to exceed $1,000,000 at any time outstanding;

          (e) Indebtedness of a Person existing at the time such Person became a Subsidiary or Indebtedness assumed in connection with the acquisition of assets, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) no Loan Party or any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $1,000,000 at any time outstanding;
          (f) guarantees with respect to Indebtedness permitted pursuant to subsections (a) through (e) of this Section 10.1;
          (g) unsecured intercompany Indebtedness owed by (i) the Borrower to any ABL Subsidiary Borrower, (ii) any ABL Subsidiary Borrower to the Borrower, (iii) the Borrower or any ABL Subsidiary Borrower to any other Subsidiary (that is not an ABL Subsidiary Borrower); provided that any Indebtedness permitted by this clause (iii) shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent and (iv) any Subsidiary (other than an ABL Subsidiary Borrower) to the Borrower or any ABL Subsidiary Borrower in an amount, when added together with all Investments made pursuant to Section 10.3(b)(ii), not to exceed $1,000,000 in the aggregate at any time;
          (h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
          (i) Subordinated Indebtedness of the Borrower and its Subsidiaries; provided that in the case of each incurrence of such Subordinated Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Subordinated Indebtedness, (ii) the Administrative Agent shall have received reasonably satisfactory written evidence that the Borrower would be in compliance with all covenants contained in this Agreement on a pro forma basis after giving effect to the issuance of any such Subordinated Indebtedness, and (iii) such Subordinated Indebtedness does not require principal payments to be made at any time prior to the Maturity Date;
          (j) Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;
          (k) Indebtedness of the Loan Parties under the ABL Loan Agreement, including any guarantees thereof by the Loan Parties, together with any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount not to exceed the Maximum ABL Facility Amount;
          (l) additional Indebtedness not otherwise permitted pursuant to this Section 10.1 in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;
          (m) the guarantee by Mar-Vel in an aggregate amount of up to $2,100,000 pursuant to that certain Guaranty and Suretyship Agreement, dated as of November 30, 2005, entered into by Mar-Vel in favor of PNC Bank, National Association (“PNC”) in respect of the obligations owing by 7115 Airport Highway, LLC to PNC;
          (n) the guarantee by the Borrower in an aggregate amount of up to the sum of (i) $3,154,000 (which equals the maximum principal amount of the obligations of Tactical Warehouse, LLC, a Virginia limited liability company (“Warehouse”), of Warehouse’s obligations under that certain

Promissory Note, dated as of July 15, 2010, executed by Warehouse in favor of Towne Bank) and (ii) the interest on the unpaid principal amount of such obligations at an interest rate of 7.28% per annum; and
          (o) the guarantee by the Borrower in an aggregate amount of up to $1,200,000 of the obligations of Mar-Vel under that certain Flex Lease, dated as of November 30, 2005, between 7115 Airport Highway, LLC and Mar-Vel.
     Section 10.2 Limitations on Liens. No Loan Party shall, nor shall it permit any Subsidiary to, create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such assets or properties, except:
          (a) Liens created pursuant to the Loan Documents;
          (b) Liens in existence on the ABL Closing Date and described on Schedule 10.2, including Liens incurred in connection with any Permitted Refinancing Indebtedness pursuant to Section 10.1(c)and (ii) subject to the terms of the Intercreditor Agreement, Liens on the Collateral and Real Property and fixtures in favor of the ABL Administrative Agent securing the ABL Obligations pursuant to the terms of the ABL Loan Documents, including Liens incurred in connection with any Permitted Refinancing Indebtedness pursuant to Section 10.1(k);
          (c) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
          (d) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, that (i) are not overdue for a period of more than sixty (60) days or are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP, (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries and (iii) do not secure Indebtedness;
          (e) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;
          (f) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of Real Property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;
          (g) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;

          (h) Liens securing Indebtedness permitted under Section 10.1(d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;
          (i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(e) or securing appeal or other surety bonds relating to such judgments; provided that (i) such Liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor and (iii) a stay of enforcement of any such Liens is in effect;
          (j) (i) Liens on tangible property or tangible assets (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (ii) of the Borrower or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens (1) are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (2) are applicable only to specific tangible property or tangible assets (excluding Accounts and Inventory), (3) are not “blanket” or all asset Liens and (4) do not attach to any other property or assets of the Borrower or any of its Subsidiaries and (B) the Indebtedness secured by such Liens is permitted under Section 10.1(e));
          (k) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of the Borrower or any Subsidiary thereof;
          (l) (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers to the extent limited to the property or assets relating to such contract; and
          (m) Liens on cash of the Loan Parties and their Subsidiaries securing Indebtedness in respect of letters of credit with financial institutions that are not Bank Product Providers or ABL Bank Product Providers to the extent that such Indebtedness is permitted pursuant to Section 10.1(l).
     Section 10.3 Limitations on Investments. No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, make or agree to make, any Investment in any other Person, except:
          (a) Investments existing on the ABL Closing Date and described on Schedule 10.3;
          (b) Investments made after the Closing Date to or in (i) the Borrower or any ABL Subsidiary Borrower or (ii) any other Subsidiary (other than an ABL Subsidiary Borrower) in an amount, when added together with Indebtedness outstanding under Section 10.1(g)(iv), not to exceed $1,000,000 in the aggregate at any time;
          (c) Investments in cash and Cash Equivalents;

          (d) deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 10.2;
          (e) Hedge Agreements permitted pursuant to Section 10.1;
          (f) Investments by the Borrower or an ABL Subsidiary Borrower in the form of Permitted Acquisitions;
          (g) Investments in the form of loans and advances to employees in the ordinary course of business, which, in the aggregate, do not exceed at any time $100,000;
          (h) Investments in the form of Indebtedness permitted pursuant to Section 10.1(g)(i), (ii) and (iii);
          (i) guaranties of the Loan Parties and their Subsidiaries permitted pursuant to Section 10.1;
          (j) stock or obligations issued to any Loan Party by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Loan Party in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person;
          (k) any Arsenal Venture Partners Investment; provided that (i) Excess Availability, both immediately before and after giving effect to such Investment and any Indebtedness incurred in connection therewith, is greater than $15,000,000 as of the date of such Investment, (ii) after giving pro forma effect to the making of such Investment and any Indebtedness incurred in connection therewith, (A) no Default or Event of Default shall have occurred and be continuing and (B) the Loan Parties and their respective subsidiaries shall be in compliance with the financial covenants contained in this Agreement and the ABL Loan Agreement, (iii) other than as expressly provided in the Arsenal Venture Partnership Agreement, the documentation governing the Arsenal Venture Partnership shall provide that the Borrower shall not be liable for any loss, costs, expenses or other amounts of the Arsenal Venture Partnership to the extent such loss, costs, expenses or other amounts exceed, on an aggregate basis, the lesser of (x) $10,000,000 and (y) the capital commitment of the Borrower as set forth in the Arsenal Venture Partnership Agreement and (iv) the Borrower shall pledge its rights, title and interest in the Arsenal Venture Partnership and the Arsenal Venture Partnership Agreement and take all action in connection therewith necessary to evidence or perfect the pledge as contemplated by this Agreement and the ABL Loan Agreement; and
          (l) other additional Investments not otherwise permitted pursuant to this Section 10.3 not exceeding $500,000 in the aggregate in any fiscal year.
     For purposes of determining the amount of any Investment outstanding for purposes of this Section 10.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).
     Section 10.4 Limitations on Fundamental Changes. No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, merge or consolidate with or into any other Person or dissolve or liquidate (or suffer any liquidation or dissolution) except:

          (a) (i) any Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into (A) the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (B) an ABL Subsidiary Borrower (provided that such ABL Subsidiary Borrower shall be the continuing or surviving entity or contemporaneously with such transaction, the continuing or surviving entity shall (1) become a Subsidiary Guarantor and the Borrower shall comply with Section 9.12 in connection therewith and (2) become an ABL Subsidiary Borrower and shall comply with Section 9.12 of the ABL Loan Agreement in connection therewith) or (ii) any Subsidiary of the Borrower (other than an ABL Subsidiary Borrower) may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 9.12 in connection therewith);
          (b) any Subsidiary of the Borrower may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any ABL Subsidiary Borrower and, after any such dissolution or winding up to the Borrower or any ABL Subsidiary Borrower by a Subsidiary of the Borrower, such Subsidiary may be voluntarily liquidated, dissolved or wound-up;
          (c) dispositions permitted by Section 10.5;
          (d) any Subsidiary of the Borrower may merge with or into the Person such Subsidiary was formed to acquire in connection with a Permitted Acquisition, provided that (i) a Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 9.12 in connection therewith); and
          (e) any Person may merge into the Borrower or any ABL Subsidiary Borrower in connection with a Permitted Acquisition; provided that the continuing or surviving Person shall be the Borrower or such ABL Subsidiary Borrower.
     Section 10.5 Limitations on Asset Dispositions. No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, sell, issue, assign, lease, license, transfer, abandon, or otherwise dispose of any Capital Stock, Indebtedness, or any or all of its assets (whether in one transaction or a series of transactions) to any other Person except
          (a) the sale of inventory in the ordinary course of business;
          (b) the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;
          (c) the transfer of assets to the Borrower or any ABL Subsidiary Borrower pursuant to Section 10.4(a) and any other transaction permitted pursuant to Section 10.4;
          (d) the Borrower or any Subsidiary may write-off, discount, sell or otherwise dispose of defaulted or past due receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction;
          (e) (i) issuances of Capital Stock in the ordinary course of business and (ii) the issuance of Capital Stock of the Borrower or any Subsidiary pursuant to an employee stock incentive plan or grant or similar equity plan or 401(k) plans of the Borrower or any Subsidiary for the benefit of directors, officers, employees or consultants;

          (f) the disposition of any Hedge Agreement;
          (g) dispositions of Investments in cash and Cash Equivalents;
          (h) (i) any Subsidiary may transfer assets to the Borrower or any ABL Subsidiary Borrower and (ii) the Borrower or any ABL Subsidiary Borrower may transfer assets to any other Subsidiary (other than an ABL Subsidiary Borrower) in an aggregate amount not to exceed $1,000,000 during the term of this Agreement;
          (i) dispositions in connection with insurance and condemnation events; provided that the requirements of the ABL Loan Agreement are complied with in connection therewith;
          (j) disposition of all or a portion of the Arsenal Venture Partners Investments; and
          (k) dispositions not otherwise permitted by this Section 10.5 in an aggregate amount not to exceed $250,000 in any calendar year.
     Section 10.6 Limitations on Restricted Payments. No Loan Party shall, nor shall it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
          (a) the Borrower or any Subsidiary thereof may declare and pay dividends in shares of its own Qualified Capital Stock;
          (b) any Subsidiary of the Borrower may pay cash dividends to the Borrower or any Subsidiary Guarantor or ratably to all holders of its outstanding Qualified Capital Stock;
     (c) (i) on the Closing Date, the Borrower may declare and make the Permitted Closing Date Dividend to Holdings (and Holdings may declare and make the Permitted Closing Date Dividend to the holders of its Capital Stock); and
          (ii) at any time on or after the Closing Date, the Borrower may declare and make cash dividends to Holdings (and Holdings may declare and make cash dividends to the holders of its Capital Stock); provided that (A) such cash dividends shall be permitted no more than one (1) time per fiscal year, (B) such cash dividends may not be made during any fiscal year until the Administrative Agent shall have received the financial statements described in Section 9.6(a)(i)with respect to the preceding fiscal year together with an unqualified opinion of KPMG LLP (or other independent certified public accountants of nationally recognized standing selected by the Borrower and acceptable to the Administrative Agent), (C) Excess Availability, both immediately before and after giving effect to such distribution, is greater than $24,000,000 as of the date of such distribution and on a projected basis for the thirty (30) consecutive days following the date of such distribution, (D) after giving pro forma effect to the payment of any such cash dividends and any Indebtedness incurred in connection therewith, (1) no Default or Event of Default shall have occurred and be continuing, (2) the Loan Parties and their respective subsidiaries shall be in compliance with the financial covenants contained in the ABL Loan Agreement, (3) the Fixed Charge Coverage Ratio for the most recently ended four (4) fiscal quarter period for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1 or Section 9.6 shall be equal to or greater than 1.25 to 1.00, (4) each of (x) the Total Leverage Ratio of the Borrower and its Subsidiaries for the most recently ended four (4) fiscal quarter period for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1 or Section 9.6 and (y) the Total Leverage Ratio of Holdings and its

Subsidiaries for the most recent ended fiscal year for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.1, Section 9.6 and Section 9.17 shall be equal to or greater than 3.00 to 1.00 and (5) the outstanding amount of all Term Loans plus the outstanding amount of all ABL Total Outstandings shall not exceed the ABL Borrowing Base; provided that the requirements set forth in this clause (5) shall not apply to any cash dividends made during the period from the Closing Date through and including December 31, 2010, (E) the amount of all such cash dividends pursuant to this clause (ii) during the period from the Closing Date through and including December 31, 2010 shall not exceed $25,000,000 (excluding the Permitted Closing Date Dividend) and (F) the amount of all cash dividends pursuant to this clause (ii) during any fiscal year after the fiscal year ending on or about December 31, 2010 shall be limited to the amount permitted under Section 10.6(c)(ii) of the ABL Loan Agreement;
          (d) so long as the Borrower is a Subchapter S corporation (or a qualified subsidiary thereof or is otherwise a “disregarded entity” for federal income tax purposes), the Borrower may make quarterly distributions to Holdings, and Holdings may in turn make quarterly distributions to the owners of its Capital Stock (the “Holdings Owners”), for the sole purpose of allowing the Holdings Owners (i) to pay federal, state and local income taxes on the estimated amount of the taxable income of the Borrower and its Subsidiaries that is allocated to such Holdings Owners, as determined in good faith by the Borrower in consultation with its tax advisors and after taking into account all available credits and deductions (provided that neither the Borrower nor any of its Subsidiaries shall make any distribution to Holdings for further distribution to any Holdings Owner in any amount greater than such Holding Owner’s share of such taxes arising out of the Borrower’s net income and actually due and payable by such Holdings Owner, and in no event, shall the aggregate amount of all such distributions for income taxes in any period exceed 42% of the Borrower’s net income that is allocated to such Holdings Owners for such period (provided that such percentage may be increased upon the Administrative Agent’s receipt of reasonably satisfactory evidence of the application of a higher tax bracket)) and (ii) to pay franchise taxes and other fees required to maintain the existence of Holdings (together with the distributions described in clause (d)(i) above, collectively, the “Permitted Tax Distributions”); and
          (e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may redeem, retire or otherwise acquire shares of its Capital Stock or options or other equity or phantom equity in respect of its Capital Stock from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance payments to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant in an amount not to exceed $1,000,000 during any fiscal year.
     Section 10.7 Transactions with Affiliates. No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of assets, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director, holder of any Capital Stock in, or other Affiliate of, the Borrower or any of its Subsidiaries or (b) any Affiliate of any such officer, director or holder, other than:
          (i) transactions permitted by Sections 10.1, 10.3, 10.4, 10.6 and 10.13;
          (ii) transactions existing on the ABL Closing Date and described on Schedule 10.7;

          (iii) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party;
          (iv) employment and severance arrangements (including stock option plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business; and
          (v) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries.
     Section 10.8 Limitation on Certain Accounting Changes and Amendments to Organizational Documents. No Loan Party shall (a) change its fiscal year end, or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner which would materially and adversely affect the rights or interests of the Lenders.
     Section 10.9 Limitation on Payments and Modifications of Subordinated Indebtedness. No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:
          (a) amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Subordinated Indebtedness in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder; and
          (b) cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Subordinated Indebtedness, except:
          (A) refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted Section 10.1(i) and (l), and by any subordination agreement applicable thereto; and
          (B) the payment of interest, expenses and indemnities in respect of Subordinated Indebtedness incurred under Section 10.1(i) and (l) (other than any such payments prohibited by the subordination provisions thereof).
     Section 10.10 Limitation on Modifications of Material Contracts and Material Government Contracts. No Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Material Contract (other than any ABL Loan Document) or any Material Government Contract, in either case, in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder (without limiting the foregoing, it is understood and agreed that any amendment, modification, waiver or supplement of the Arsenal Venture Partnership Agreement that (x) increases the capital commitment or other monetary obligations of the

Borrower thereunder or (y) expands the liability of the Borrower thereunder shall, in each case, be material and adverse to the rights and interests of the Administrative Agent and the Lenders hereunder).
     Section 10.11 No Further Negative Pledges; Restrictive Agreements. No Loan Party shall, nor shall it permit any Subsidiary to, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction that prohibits or limits the ability of any Loan Party or any Subsidiary of such Loan Party to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Loan Party or any Subsidiary of such Loan Party, (b) make loans or advances to such Loan Party or any Subsidiary of such Loan Party, (c) transfer any of its properties or assets to such Loan Party or any Subsidiary of such Loan Party, or (d) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) the ABL Loan Agreement and the other ABL Loan Documents, (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Loan Party or any Subsidiary of such Loan Party, (v) customary restrictions on dispositions of Real Property interests found in reciprocal easement agreements of such Loan Party or any Subsidiary of such Loan Party, (vi) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Loan Party prior to the date on which such Subsidiary was acquired by such Loan Party and outstanding on such acquisition date, (vii) customary restrictions contained in an agreement related to the sale of assets (to the extent such sale is permitted pursuant to Section 10.5) that limit the transfer of such assets pending the consummation of such sale, (viii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (ix) any document or agreement evidencing contractual obligations in existence on the Closing Date or the extension or continuation of such obligations; provided that any such encumbrances or restrictions contained in any document or agreement evidencing an extension or continuation are no less favorable to Administrative Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued and (x) Indebtedness incurred after the Closing Date and permitted under Section 10.1(d); provided that any encumbrance or restriction shall be effective only against the assets financed thereby or the proceeds thereof.
     Section 10.12 Nature of Business. No Loan Party shall, nor shall it permit any Subsidiary to, engage in any business other than a Permitted Line of Business.
     Section 10.13 Disposal of Subsidiary Interests. No Loan Party will permit any Subsidiary to be a non-wholly-owned Subsidiary except as a result of or in connection with a dissolution, merger, amalgamation, consolidation or disposition permitted by Section 10.4 or 10.5.
     Section 10.14 Limitation on Holdings. Holdings shall not engage in any business or other activity other than (a) the ownership of all outstanding Capital Stock of the Borrower, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents and the ABL Loan Documents to which it is a party and the performance of its obligations thereunder and (e) activities incidental to the businesses or activities described in clauses (a) through (d) of this Section.
     Section 10.15 Amendments to ABL Loan Documents. No Loan Party shall permit any ABL Loan Document to be amended, supplemented or otherwise modified, except in accordance with the Intercreditor Agreement.

ARTICLE 11
EVENTS OF DEFAULT AND REMEDIES
     Section 11.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:
          (a) Payment Default. The Borrower fails to pay when due (i) any principal of Term Loans or (ii) any interest on the Term Loans, any fees payable hereunder or under the Fee Letter or any other Obligation and such failure to pay under clause (ii) continues for three (3) or more Business Days.
          (b) Covenant Default. Any Loan Party fails to perform (i) any of the covenants contained in Sections 6.2(d), 7.7, 9.1(a)(i), 9.6(a) or (b)(v) or (b)(vii), 9.12, 9.13, 9.14, 9.15, 9.16 or 9.17 or Article 10 or (ii) any of the terms, covenants, conditions or provisions contained in this Agreement (other than as specified in clause (i)) or any of the other Loan Documents and such failure shall continue for thirty (30) days after the earlier of receipt by such Loan Party of notice thereof from the Administrative Agent or any Lender or after any Responsible Officer of the Borrower or of such Loan Party obtains knowledge thereof.
          (c) Misrepresentation. Any representation, warranty or statement of fact made by or on behalf of any Loan Party in this Agreement, the other Loan Documents or any other written agreement, certificate, schedule or confirmatory assignment delivered in connection with this Agreement that (i) is subject to a materiality or Material Adverse Effect qualification shall be false or misleading when made or deemed made or (ii) is not subject to a materiality or Material Adverse Effect qualification shall be false or misleading in any material respect when made or deemed made.
          (d) Guarantor Default. Any Guarantor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of the Guaranty.
          (e) Judgment. Any judgment for the payment of money is rendered against any Loan Party in an amount that exceeds, individually or in the aggregate with all unsatisfied judgments against all Loan Parties, $500,000 (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed or bonded pending appeal or otherwise, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution having a value in excess of $500,000 is rendered against any Loan Party or any of the Collateral.
          (f) Involuntary Bankruptcy Proceeding. A case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any other jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Loan Party or all or any part of its respective properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or any Loan Party shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner.
          (g) Voluntary Bankruptcy Proceeding. A case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Loan Party or for all or any part of its respective property or any Loan Party makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them.
          (h) Indebtedness Cross-Default. Any Loan Party or any Subsidiary thereof shall (i) default in respect of the ABL Loan Agreement and such default results in an “Event of Default” (or the equivalent term) under, and as defined in, the ABL Loan Agreement, (ii) default in the payment of any Indebtedness (other than Indebtedness owing to the Administrative Agent and the Lenders hereunder) the aggregate outstanding amount of which Indebtedness is in excess of $500,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (iii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than Indebtedness owing to the Administrative Agent and the Lenders hereunder) the aggregate outstanding amount of which Indebtedness is in excess of $500,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired), including, without limitation, any “put” of such Indebtedness to any such Loan Party or Subsidiary.
          (i) Failure of Agreements. Any material provision hereof or of any of the other Loan Documents shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than the Administrative Agent and the Lenders) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Loan Documents has ceased to be, or shall be asserted by any Loan Party to have ceased to be, or is otherwise not valid, binding or enforceable in accordance with its terms, or any Lien provided for herein or in any of the other Loan Documents shall cease to be a valid and perfected Second Priority Lien in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein).
          (j) ERISA Event. An ERISA Event shall occur that results in or could reasonably be expected to result in liability of any Loan Party or any Subsidiary thereof in an aggregate amount in excess of $500,000.
          (k) Change of Control. Any Change of Control shall occur.
          (l) Material Contract; Material Government Contract. (i) A termination of any Material Contract or Material Government Contract, which termination could reasonably be expected to have a Material Adverse Effect or (ii) a default under (A) any Material Contract (other than any ABL Loan Document) or (B) any Material Government Contract, shall exist beyond (1) the expiration of any cure period, after notice of such default (if required under such contract), available to any Loan Party or Subsidiary party thereto pursuant to the terms of such contract or (2) the date on which the other contracting party is entitled to exercise its rights and remedies under such contract as a consequence of such default, in either clause (A) or (B) above, the result of which default could reasonably be expected to have a Material Adverse Effect; provided that, with respect to clause (ii)(A) only, no default shall occur under this Agreement if, and for so long as, the existence of such contract default is being contested by the Borrower or any such Loan Party in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Loan Party to the extent required by GAAP.

          (m) Governmental Authority. (i) Any Loan Party or any Subsidiary thereof is debarred or suspended from contracting with the United States or any of its departments, agencies or instrumentalities; (ii) a notice of debarment or suspension has been issued to or received by any Loan Party or any Subsidiary thereof under any Government Contract which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; or (iii) an investigation or inquiry by any Governmental Authority relating to any Loan Party or any Subsidiary thereof and involving fraud, deception or willful misconduct shall have been commenced in connection with any Material Government Contract or Material Contract or any Loan Party’s or any Subsidiary’s activities which could reasonably be expected to have a Material Adverse Effect; or (iv) the actual termination of any Government Contract due to alleged fraud, deception or willful misconduct which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; provided that with respect to clauses (ii) and (iii) above, no Event of Default shall occur under clause (m)(ii) or (m)(iii), as applicable, if, and for so long as, the existence of Governmental Authority actions in such clauses (m)(ii) or (m)(iii) is not final and conclusive and is being contested by the Borrower or any other Loan Party in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower to the extent required by GAAP.
     Section 11.2 Remedies.
          (a) At any time an Event of Default exists or has occurred and is continuing, the Administrative Agent and the Lenders shall have all rights and remedies provided in this Agreement, the other Loan Documents, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Loan Party, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to the Administrative Agent and the Lenders hereunder, under any of the other Loan Documents, the UCC and other applicable law, are cumulative, not exclusive and enforceable, in the Administrative Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Loan Party of this Agreement or any of the other Loan Documents. Subject to Section 13, the Administrative Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Loan Party to collect the Obligations without prior recourse to the Collateral.
          (b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, the Administrative Agent may, at its option and shall upon the direction of the Required Lenders, upon notice to the Borrower, accelerate the payment of all Obligations (other than Bank Product Obligations) and demand immediate payment thereof to the Administrative Agent for itself and the benefit of the Lenders (provided that upon the occurrence of any Event of Default described in Sections 11.1(f) and 11.1(g), all Obligations (other than Bank Product Obligations) shall automatically become immediately due and payable).
          (c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, the Administrative Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Loan Party, at the Borrower’s expense, to assemble and make available to the Administrative Agent any part or all of the Collateral at any place and time designated by the Administrative Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral

(including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of the Administrative Agent or elsewhere) at such prices or terms as the Administrative Agent may deem reasonable, for cash, upon credit or for future delivery, with the Administrative Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Loan Party, which right or equity of redemption is hereby expressly waived and released by Loan Parties and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by the Administrative Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by the Administrative Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by the Administrative Agent to the Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Loan Parties waive any other notice. In the event the Administrative Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Loan Party waives the posting of any bond which might otherwise be required.
          (d) At any time or times that an Event of Default exists or has occurred and is continuing, the Administrative Agent may, in its discretion, enforce the rights of any Loan Party against any account debtor, secondary obligor or other obligor in respect of any of the Accounts. Without limiting the generality of the foregoing, the Administrative Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Accounts have been assigned to the Administrative Agent and that the Administrative Agent has a Lien therein and the Administrative Agent may direct any or all account debtors, secondary obligors and other obligors to make payment of Accounts directly to the Administrative Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and the Administrative Agent and the Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action the Administrative Agent may deem necessary or desirable for the protection of its interests and the interests of the Lenders. At any time that an Event of Default has occurred and is continuing, at the Administrative Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to the Administrative Agent and are payable directly and only to the Administrative Agent and the Loan Parties shall deliver to the Administrative Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as the Administrative Agent may require. In the event any account debtor returns Inventory when an Event of Default has occurred and is continuing, the Borrower shall, upon the Administrative Agent’s request, hold the returned Inventory in trust for the Administrative Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to the Administrative Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without the Administrative Agent’s prior written consent.
          (e) To the extent that applicable law imposes duties on the Administrative Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Loan Party acknowledges and agrees that it is not commercially unreasonable for the Administrative Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by the Administrative Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on, or any adverse claims against, Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent or the Lenders against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent or the Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 11.2(e) is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent or any Lender would not be commercially unreasonable in the exercise by the Administrative Agent or any Lender of remedies against the Collateral and that other actions or omissions by the Administrative Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.2(e). Without limitation of the foregoing, nothing contained in this Section 11.2(e) shall be construed to grant any rights to any Loan Party or to impose any duties on the Administrative Agent or the Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section 11.2(e).
          (f) For the purpose of enabling the Administrative Agent to exercise the rights and remedies hereunder, each Loan Party hereby grants to the Administrative Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and be continuing) without payment of royalty or other compensation to any Loan Party, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Loan Party, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
          (g) At any time an Event of Default shall have occurred and be continuing, the Administrative Agent may apply the cash proceeds of Collateral actually received by the Administrative Agent from any sale, lease, foreclosure or other disposition of such Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. The Loan Parties shall remain liable to the Administrative Agent and the Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.
     Section 11.3 Crediting Payments and Proceeds.
          (a) In the event that the Obligations have been accelerated pursuant to Section 11.2 or the Administrative Agent or any Lender has exercised any remedy set forth herein or any other Loan

Document, all payments received by the Administrative Agent or the Lenders upon the Obligations and all net proceeds from the enforcement of all the Obligations (including proceeds of any Collateral) shall be applied as follows (except as otherwise provided herein with respect to Defaulting Lenders):
     first, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent, in its capacity as such, from any Loan Party;
     second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from any Loan Party (ratably among the Lenders in proportion to the respective amounts described in this clause second payable to them);
     third, to pay interest due in respect of any Term Loan (ratably among the Lenders in proportion to the respective amounts described in this clause third payable to them);
     fourth, to (a) pay principal in respect of all Term Loan and (b) to pay any Obligations arising under or pursuant to any Noticed Bank Products consisting of Hedge Agreements (on a pro rata basis among such Noticed Bank Products and, in each case, based on amounts then certified (in the manner described in Section 3.8) by the applicable Bank Product Provider to the Administrative Agent to be due and payable to such Bank Product Provider) (ratably among the Lenders and the Bank Product Providers in proportion to the respective amounts described in this clause fourth payable to them));
     fifth, to pay or repay any Obligations arising under or pursuant to any Noticed Bank Products (other than Noticed Bank Products consisting of Hedge Agreements), on a pro rata basis among such Noticed Bank Products and, in each case, based on amounts then certified (in the manner described in Section 3.8) by the applicable Bank Product Provider to the Administrative Agent to be due and payable to such Bank Product Provider;
     sixth, to pay or prepay any and all other Obligations then due and owing (other than Obligations owed to Defaulting Lenders) including Bank Product Obligations (based on amounts then certified (in the manner described in Section 3.8) by the applicable Bank Product Provider to the Administrative Agent to be due and payable to such Bank Product Provider), on a pro rata basis;
     seventh, to pay or prepay any and all Obligations owed to Defaulting Lenders; and
     last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower.
          (b) Notwithstanding anything to the contrary contained in any of the Loan Documents, to the extent the Borrower uses any proceeds of the Term Loans to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first, to the Obligations arising from Term Loans that were not used for such purposes, and second, to the Obligations arising from Term Loans the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.
     Section 11.4 Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.2 and 14.4) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.2 and 14.3. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE 12
THE ADMINISTRATIVE AGENT
     Section 12.1 Appointment, Powers and Immunities. Each Lender irrevocably designates, appoints and authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint and authorize) Wells Fargo to act as the Administrative Agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Loan Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by any Loan Party or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to the Lenders for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The Administrative Agent may employ agents, bailees, custodians and attorneys in fact and shall not be responsible for the negligence or misconduct of any such persons selected by it in good faith. The Administrative Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to the Administrative Agent shall have been delivered to and acknowledged by the Administrative Agent.
     Section 12.2 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of the Administrative Agent and any action taken or failure to act pursuant thereto shall be binding on all the Lenders.
     Section 12.3 Events of Default.
          (a) The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Term Loans hereunder, unless and until the Administrative Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that the Administrative Agent receives such a Notice of Default or Failure of Condition, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 13.9) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of the Lenders.
          (b) Except with the prior written consent of the Administrative Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Term Loans other Obligations, as against any Loan Party or any of the Collateral or other property of any Loan Party.
     Section 12.4 Wells Fargo in its Individual Capacity. With respect to its Term Loan Commitment and the Term Loans made (and any successor acting as the Administrative Agent), so long as Wells Fargo shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wells Fargo in its individual capacity as Lender hereunder. Wells Fargo (and any successor acting as the Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with the Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as the Administrative Agent, and Wells Fargo and its Affiliates may accept fees and other consideration from any Loan Party and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
     Section 12.5 Indemnification. The Lenders agree to indemnify the Administrative Agent, acting in its capacity as such (to the extent not reimbursed by the Borrower hereunder and without limiting any obligations of the Borrower hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against such Persons (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that such Person is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.
     Section 12.6 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Loan Parties and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Loan Party of any term or provision of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of any Loan Party. The Administrative Agent will use reasonable efforts to provide the Lenders with any information received by the Administrative Agent from any Loan Party which is required to be provided to the Lenders or deemed to be requested by the Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by the Administrative Agent from the Borrower or any Lender; provided that the Administrative Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to the Administrative Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or deemed requested by the Lenders hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Administrative Agent.
     Section 12.7 Failure to Act. Except for action expressly required of the Administrative Agent hereunder and under the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 12.6 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
     Section 12.8 Concerning the Collateral and the Related Loan Documents. Each Lender authorizes and directs the Administrative Agent to enter into this Agreement and the other Loan Documents. Each Lender agrees that any action taken by the Administrative Agent or Required Lenders in accordance with the terms of this Agreement or the other Loan Documents and the exercise by the Administrative Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
     Section 12.9 Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:
          (a) expressly agrees and acknowledges that the Administrative Agent (i) does not make any representation or warranty as to the accuracy of any report, audit, examination, appraisal or financial statement or (ii) shall not be liable for any information contained in any report, appraisal or financial statement;
          (b) expressly agrees and acknowledges that the reports, audit or examinations are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding Loan Parties and will rely significantly upon Loan Parties’ books and records, as well as on representations of Loan Parties’ personnel; and
          (c) agrees to keep all reports, audits, examinations and appraisals confidential and strictly for its internal use in accordance with the terms of Section 14.9, and not to distribute or use any Report in any other manner.
     Section 12.10 Collateral Matters.
          (a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint and authorize) the Administrative Agent, at its option and in its discretion to release any security interest in, mortgage or Lien upon, any of the Collateral (i) upon payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 14.12 below, or (ii) constituting property being sold or disposed of if the Borrower or any Loan Party certifies to the Administrative Agent that the sale or disposition is made in compliance with Section 10.5 (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Loan Party did not own an interest at the time the security interest, mortgage or Lien was granted or at any time thereafter, or (iv) if required or permitted under the terms of any of the other Loan Documents, or (v) subject to Section 14.2, if approved, authorized or ratified in writing by the Required Lenders, or (vi) having a value in the aggregate in any twelve (12) consecutive fiscal month period of less than $5,000,000, and to the extent the Administrative Agent may release its security interest in, and Lien upon, any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by the Lenders. Upon request by the Administrative Agent at any time, the Lenders will promptly confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10. In no event shall the consent or approval of any Bank Product Provider (in its capacity as such) to any release of Collateral be required.
          (b) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint and authorize) the Administrative Agent, at its option and in its discretion, to release a Guarantor from the Guaranty so long as: (i) such Guarantor has ceased to be, or simultaneously with such release will cease to be, a Subsidiary pursuant to a transaction permitted by Section 10.4 or 10.5, (ii) such Guarantor has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Subsidiary and (iii) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such release. In no event shall the consent or approval of any Bank Product Provider (in its capacity as such) to any release any Guarantor be required.
          (c) Without in any manner limiting the Administrative Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by the Administrative Agent, the authority to release Collateral or Loan Parties conferred upon the Administrative Agent under this Section 12.10. The Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Loan Party or security interest, mortgage or Liens granted to the Administrative Agent upon any Collateral to the extent set forth above; provided that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the

Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligations or entail any consequence other than the release of such Loan Party, security interest, mortgage or Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or Lien upon (or obligations of any Loan Party in respect of) the Collateral retained by such Loan Party.
          (d) The Administrative Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Term Loans hereunder, or whether any particular reserves are appropriate, or that the Liens and security interests granted to the Administrative Agent pursuant hereto or any of the Loan Documents or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent in this Agreement or in any of the other Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, the Administrative Agent may act in any manner it may deem appropriate, in its discretion, given the Administrative Agent’s own interest in the Collateral as a Lender and that the Administrative Agent shall have no duty or liability whatsoever to any other Lender.
          (d) Each Lender represents to the Administrative Agent and each other Lender that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.
     Section 12.11 Agency for Perfection. Each Lender hereby appoints (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint and authorize) the Administrative Agent, the Control Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and Liens upon the Collateral which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and the Administrative Agent, the Control Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of the Secured Parties. Should any Lender obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.
     Section 12.12 Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” as used herein and in the other Loan Documents shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 12 and Section 14.4 shall inure to its benefit as to any actions taken or omitted by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days after the date of a retiring Administrative

Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nonetheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above (except that in the case of any Collateral held by the existing Administrative Agent on behalf of the Secured Parties under the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed).
     Section 12.13 Other Agent Designations. The Administrative Agent may at any time and from time to time determine that a Lender may, in addition, be a “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by the Administrative Agent to the Borrower of any such designation. Any Lender that is so designated as a Syndication Agent, Documentation Agent or such similar designation by the Administrative Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Loan Documents other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.
ARTICLE 13
GUARANTY
     Section 13.1 The Guaranty. In order to induce the Lenders to enter into this Agreement and to make the Term Loan hereunder or any Lender (or its Affiliates) to provide any Bank Products and in recognition of the direct benefits to be received by the Guarantors from the extensions of credit hereunder and the provision of Bank Products, each Guarantor hereby unconditionally and irrevocably, jointly and severally, guarantees as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all of the Obligations. Each Guarantor agrees that this Guaranty is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional. If any or all of the Obligations becomes due and payable hereunder or in connection with any Bank Product, each Guarantor unconditionally promises to pay such Obligations to the Administrative Agent, the Lenders or their respective order, on demand, together with any and all reasonable expenses that may be incurred by the Administrative Agent or the Lenders in collecting any of the Obligations.
Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state).
     Section 13.2 Bankruptcy. Additionally, each of the Guarantors unconditionally and irrevocably guarantees, jointly and severally, the payment of any and all Obligations whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Sections 11.1(f) and 11.1(g), and unconditionally promises to pay such Obligations to the Administrative Agent for the account of itself and the Lenders, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that any Loan Party shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to a Loan Party, the estate of a Loan Party, a trustee, receiver, interim receiver, monitor or any other party under any bankruptcy law, state, federal, provincial or foreign law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.
     Section 13.3 Nature of Liability. The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution or termination of, or increase, decrease or change in personnel by, a Loan Party, or (e) any payment made to the Administrative Agent or the Lenders on the Obligations that the Administrative Agent or such Lenders repay a Loan Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.
     Section 13.4 Independent Obligation. The obligations of each Guarantor hereunder are independent of the obligations of any other Loan Party in respect of the Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Loan Party and whether or not any other Loan Party is joined in any such action or actions.
     Section 13.5 Authorization. Each of the Guarantors authorizes the Administrative Agent and each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or any part thereof in accordance with this Agreement or the agreements governing Bank Products, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Obligations and exchange, enforce, waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers or obligors.
     Section 13.6 Reliance. It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of the Borrower or other obligor of the Obligations or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
     Section 13.7 Waiver.
          (a) Each of the Guarantors waives any right (except as shall be required by applicable law and cannot be waived) to require the Administrative Agent or any Lender to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Obligations, including without limitation any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Obligations. The Administrative Agent may, at its election, foreclose on or otherwise enforce its rights under any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.
          (b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s or other obligor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.
          (c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation that it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) to the claims of the Lenders against the Borrower or any other guarantor or other obligor of the Obligations owing to the Administrative Agent and the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party that it may at any time otherwise have as a result of this Guaranty until such time as the Obligations shall have been paid in full. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent or the Lenders now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Administrative Agent and the Lenders to secure payment of the Obligations until such time as the Obligations shall have been paid in full.
     Section 13.8 Contribution. Each Guarantor hereby agrees that to the extent that another Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions set forth in Section 13.7. The provisions of this Section 13.8 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount of the Obligations of such Guarantor hereunder.
     Section 13.9 Limitation on Enforcement. The Lenders agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender or Bank Product Provider shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of itself and the Lenders under the terms of this Agreement. The Lenders further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.

     Section 13.10 Confirmation of Payment. The Administrative Agent and the Lenders will, upon request after payment of the Obligations that are the subject of this Guaranty, confirm to the Borrower, the Guarantors or any other Person that such Obligations have been paid in full.
ARTICLE 14
MISCELLANEOUS
     Section 14.1 Notices.
          (a) All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. Notices delivered through electronic communications shall be effective to the extent set forth in Section 14.1 below. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section 14.1):

If to any Loan Party:	Atlantic Diving Supply, Inc.
621 Lynnhaven Parkway
Virginia Beach, VA 23452
Attn: Patricia Bohlen, Chief Financial Officer
Telephone No.: (757) 965-8356
Telecopy No.: (757) 440-3011

with a copy to:	Morrison & Foerster LLP
1650 Tysons Blvd., Suite 400
McLean, VA 22102
Attn: Charles W. Katz, Esq.
Telephone No.: (703) 760-7319
Telecopy No.: (202) 912-2326

If to the Administrative Agent:	Wells Fargo Bank, National Association
440 Monticello Avenue, Suite 1100
MAC: R3586-116
Norfolk, VA 23510
Attn: Paula Smith
Telephone No.: (757) 667-3562
Telecopy No.: (877) 426-5163

with a copy to:	Winston & Strawn LLP
214 North Tryon Street, Suite 2200
Charlotte, NC 28202
Attn: Jim Hedrick, Esq.
Telephone No.: (704) 350-7725
Telecopy No.: (704) 350-7800
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such

Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Unless the Administrative Agent otherwise requires, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communications is available and identifying the website address therefor.
     Section 14.2 Amendments and Waivers.
          (a) Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by the Administrative Agent and the Required Lenders or at the Required Lenders’ option, by the Administrative Agent with the authorization or consent of the Required Lenders, and as to amendments to any of the Loan Documents, by each Loan Party (except for amendments to Article 12 that relate solely to the rights, duties and obligations of the Administrative Agent and are not adverse to the interests of the Loan Parties) and such amendment, waiver, discharge or termination shall be effective and binding as to the Administrative Agent and all the Lenders only in the specific instance and for the specific purpose for which given; except, that, no such amendment, waiver, discharge or termination shall:
          (i) reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Term Loan without the consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate during the continuance of an Event of Default,
          (ii) increase the amount of the Term Loans of any Lender over the amount thereof then provided hereunder, in each case without the consent of such Lender,
          (iii) subordinate the priority of any Liens granted to the Administrative Agent under the Loan Documents to Liens granted to any other Person (other than Liens permitted pursuant to Section 10.2) without the consent of the Administrative Agent and all of the Lenders (other than any Defaulting Lender);
          (iv) release all or substantially all of the value of the Collateral or release all a substantially all of the value of the Guaranties of the Guarantors under the Loan Documents (except as expressly required hereunder or under any of the other Loan Documents or applicable law and except as permitted under Section 12.10), without the consent of the Administrative Agent and all of the Lenders (other than any Defaulting Lender),
          (v) reduce any percentage specified in the definition of Required Lenders without the consent of the Administrative Agent and all of the Lenders (other than any Defaulting Lender),
          (vi) consent to the assignment or transfer by any Loan Party of any of their rights and obligations under this Agreement (except as permitted pursuant to Section 10.4),

without the consent of the Administrative Agent and all of the Lenders (other than any Defaulting Lender), and
          (vii) amend, modify or waive any terms of this Section 14.2, the definition of Pro Rata Shares or the application of payments in Section 3.4 or 11.3, without the consent of the Administrative Agent and all of the Lenders.
     Notwithstanding the foregoing clause (a):
          (A) this Agreement may be amended to increase the interest rate or any fees hereunder solely with the consent of the Administrative Agent and the Borrower;
          (B) modifications to the Loan Documents may be made to the extent necessary to grant a security interest in additional collateral to the Administrative Agent for the benefit of the Secured Parties with the prior written consent of the Administrative Agent and the Loan Parties pursuant to documentation satisfactory to the Administrative Agent and the Loan Parties without the consent of any Lender; and
          (C) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.
          (b) The Administrative Agent and the Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by the Administrative Agent, any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to, or waiver of, any such right, power and/or remedy which the Administrative Agent, any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.
          (c) Notwithstanding anything to the contrary contained in Section 14.2(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of the Required Lenders to such amendment, waiver, discharge or termination is obtained, then the Borrower may, at its sole expense and effort, replace such Non-Consenting Lender within one hundred twenty (120) days thereafter by requiring such Non-Consenting Lender to sell, assign and transfer to an Eligible Assignee, without recourse, the Term Loans of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto; provided that such Eligible Assignee consents to such amendment, waiver, discharge or termination. The Borrower shall provide the Administrative Agent and the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section 14.2(c), which notice shall specify the date on which such purchase and sale shall occur. Such purchase and sale shall be made in accordance with, and subject to, the provisions of Section 14.11 (including, without limitation, payment to the Administrative Agent by the Borrower of the assignment fee specified in Section 14.11) and pursuant to the terms of an Assignment and Assumption (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, such Eligible Assignee specified by the Borrower, shall pay to the Non-Consenting Lender (except as the Eligible Assignee and such Non-

Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Term Loans held by the Non-Consenting Lender outstanding as of the close of business on the Business Day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee). The Administrative Agent is hereby irrevocably appointed as attorney-in-fact to execute any such Assignment and Assumption if the Non-Consenting Lender fails to execute same.
          (d) The consent of the Administrative Agent shall be required for any amendment, waiver or consent affecting the rights or duties of the Administrative Agent hereunder or under any of the other Loan Documents, in addition to the consent of the Lenders otherwise required by this Section 14.2. Notwithstanding anything to the contrary contained in Section 14.2(a) above, (i) in the event that the Administrative Agent shall agree that any items otherwise required to be delivered to the Administrative Agent as a condition of the making of the Term Loans hereunder may be delivered after the Closing Date, the Administrative Agent may, in its discretion, agree to extend the date for delivery of such items to a date not later than one hundred eighty (180) after the Closing Date or take such other action as the Administrative Agent may deem appropriate as a result of the failure to receive such items as the Administrative Agent may determine or may waive any Event of Default as a result of the failure to receive such items, in each case without the consent of any Lender and (ii) the Administrative Agent may consent to any change in the type of organization, jurisdiction of organization or other legal structure of any Loan Party or any of its Subsidiaries not prohibited by the terms of this Agreement and amend the terms hereof or of any of the other Loan Documents as may be necessary or desirable to reflect any such change, in each case without the approval of any Lender.
          (e) The consent of the Administrative Agent and a Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any such Hedge Agreements of a Loan Party or other Bank Products as set forth in Section 11.3.
     Section 14.3 Costs and Expenses. Subject to any and all limitations and restrictions on the obligation of the Loan Parties to pay fees, costs and expenses contained elsewhere in this Agreement or any other Loan Document, the Loan Parties, jointly and severally, shall pay (a) to the Administrative Agent and its Affiliates on demand all reasonable out-of-pocket costs, expenses (including all reasonable fees, charges and disbursements of counsel for the Administrative Agent), filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, and administration of this Agreement, the other Loan Documents and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, (b) to the Administrative Agent all reasonable out-of-pocket costs and expenses (including the fees, charges and disbursements of any counsel for the Administrative Agent), filing fees and taxes paid or payable in connection with the collection, liquidation, enforcement and defense of the Obligations and the Administrative Agent’s rights in the Collateral, including, without limitation: (i) all costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (ii) costs and expenses and fees for insurance premiums, inspections, appraisal fees and search fees, costs and expenses of Patriot Act compliance, costs and expenses of remitting loan proceeds and collecting checks and other items of payment, together with the Administrative Agent’s customary charges and fees with respect thereto; (iii) costs and expenses of preserving and protecting the Collateral; (iv) costs and expenses paid or actually incurred in connection with obtaining payment of the Obligations, enforcing the Liens of the Administrative Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Loan Documents or defending any claims made or threatened against the Administrative Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters) and (v) all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by the Administrative Agent during the course of periodic field examinations of the Collateral and such Loan Party’s operations, plus a per diem charge at the Administrative Agent’s then standard rate for the Administrative Agent’s examiners in the field and office (which rate as of the Closing Date is $1,000 per person per day) and (c) all reasonable out-of-pocket costs and expenses of the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) actually incurred in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section or (ii) in connection with the Term Loans made hereunder, including all reasonable out-of-pocket expenses actually incurred during any workout, restructuring or negotiations in respect of any Term Loans.
     Section 14.4 Indemnification. Each Loan Party shall, jointly and severally, indemnify and hold the Administrative Agent (and each sub-agent thereof), each Lender and the Arranger, and their respective officers, directors, agents, employees, partners, advisors and counsel and their respective affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable fees, disbursements, settlement costs and other reasonable charges of counsel) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to (i) the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Loan Documents, or any undertaking or proceeding related to any of the transactions contemplated hereby or thereby, (ii) any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel or (iii) any Term Loan or any documents, drafts or acceptances relating thereto, or the use or proposed use of the proceeds therefrom; provided that Loan Parties shall not have any obligation under this Section 14.4 to indemnify an Indemnitee to the extent such losses, claims, damages, liabilities, costs or expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document and such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 14.4 may be unenforceable because it violates any law or public policy, each Loan Party shall pay the maximum portion which it is permitted to pay under applicable law to the Indemnitees in satisfaction of indemnified matters under this Section 14.4. To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Loan Documents or any undertaking or transaction contemplated hereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Loan Documents or the transaction contemplated hereby or thereby. All amounts due under this Section 14.4 shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.
     Section 14.5 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.
          (a) The validity, interpretation and enforcement of this Agreement and the other Loan Documents (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.
          (b) The Loan Parties, the Administrative Agent and the Lenders irrevocably consent and submit to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, whichever the Administrative Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Loan Documents or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Loan Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that the Administrative Agent and Lenders shall have the right to bring any action or proceeding against any Loan Party or its or their property in the courts of any other jurisdiction which the Administrative Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Loan Party or its or their property).
          (c) Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mail, or, at the Administrative Agent’s option, by service upon any Loan Party (or the Borrower on behalf of such Loan Party) in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Loan Party shall appear in answer to such process, failing which such Loan Party shall be deemed in default and judgment may be entered by the Administrative Agent against such Loan Party for the amount of the claim and other relief requested.
          (d) THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY LOAN PARTY, THE ADMINISTRATIVE AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          (e) The Administrative Agent and the Lenders shall not have any liability to any Loan Party (whether in tort, contract, equity or otherwise) for losses suffered by such Loan Party in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on the Administrative Agent and such Lender that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, the Administrative Agent and the Lenders shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Loan Party: (i) certifies that neither the Administrative Agent, the Lender, nor any representative, the Administrative Agent or attorney acting for or on behalf of the Administrative Agent or the Lender has represented, expressly or otherwise, that the Administrative Agent and the Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Loan Documents and (ii) acknowledges that in entering into this Agreement and the other Loan Documents, the Administrative Agent and the Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 14.5 and elsewhere herein and therein.
     Section 14.6 Waiver of Notices. To the extent permitted under applicable law, each Loan Party hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Loan Party which the Administrative Agent or any Lender may elect to give shall entitle such Loan Party to any other or further notice or demand in the same, similar or other circumstances.
     Section 14.7 [INTENTIONALLY OMITTED].
     Section 14.8 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.
     Section 14.9 Confidentiality.
          (a) Each Lending Party agrees to keep confidential any Information (as hereinafter defined); provided that nothing herein shall prevent any Lending Party from disclosing such Information (i) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, auditor, attorney or advisor of any Lending Party or Affiliate of any Lending Party (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to any other Person if it is reasonably necessary for the administration of the Term Loan Facility provided hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (iii) as required by any law, rule, or regulation, (iv) upon the order of any court or administrative agency, (v) upon the request or demand of any regulatory agency or authority, (vi) that is or becomes available to the public or that is or becomes available to any Lending Party (or any Affiliate of any Lender Party) on a non-confidential basis other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (vii) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party, (viii) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, (ix) subject to provisions substantially similar to those contained in this Section 14.9, to any actual Participant or Eligible Assignee or any Person proposed to become a Participant or Eligible Assignee and (x) to Gold Sheets and other similar bank trade publications (such information to consist of deal terms and other information customarily found in such publications). The Borrower hereby authorizes the Administrative Agent to use the name, logos and other insignia of such Borrower provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of the Administrative Agent. As used herein, the term “Information” means all written and electronic information concerning the Borrower or any of its Subsidiaries that is furnished (whether before or after the date hereof) in connection with this Agreement, any other Loan Document or the transactions contemplated hereby and thereby, by, or on behalf of the Borrower or any such Subsidiary by any of its respective affiliates, directors, officers, employees, advisors or authorized agents (collectively, “Representatives”) to any Lender Party, including, but not limited to, all information, data or documents about any Loan Party’s finances, organization, operations, research and development, manufacturing, technology, sales, pricing, costs, cost structure, strategies, contracts, marketing, management, processes and procedures, products or other business information, as well as any other information related to this Agreement, any other Loan Document or the transactions contemplated hereby and thereby, and all analyses, notes, compilations, or other documents prepared by any Lender Party which contain, reflect or are derived from any such information.
          (b) In no event shall this Section 14.9 or any other provision of this Agreement, any of the other Loan Documents or applicable law be deemed to (i) apply to or restrict disclosure of information that has been or is made public by any Loan Party or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) apply to or restrict disclosure of information that was or becomes available to the Administrative Agent or any Lender (or any Affiliate of any Lender) on a non-confidential basis from a person other than a Loan Party or (iii) require the Administrative Agent or any Lender to return any materials furnished by a Loan Party to the Administrative Agent or a Lender or prevent the Administrative Agent or a Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of the Administrative Agent and the Lenders under this Section 14.9 shall supersede and replace the obligations of the Administrative Agent and the Lenders under any confidentiality letter signed prior to the Closing Date or any other arrangements concerning the confidentiality of information provided by any Loan Party to the Administrative Agent or any Lender.
          (c) Each of the Lenders acknowledges that (i) Information may include material non-public information concerning a Loan Party or Subsidiary thereof; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws.
     Section 14.10 Successors. This Agreement, the other Loan Documents and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by the Administrative Agent, the Lenders, Loan Parties and their respective successors and assigns, except that the Borrower may not assign its rights under this Agreement, the other Loan Documents and any other document referred to herein or therein without the prior written consent of the Administrative Agent and the Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement, except as provided in Section 14.11 below. The terms and provisions of this Agreement and the other Loan Documents are for the purpose of defining the relative rights and obligations of Loan Parties, the Administrative Agent and the Lenders with respect to the transactions contemplated hereby and except as otherwise provided herein, there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Loan Documents; except that the ABL Administrative Agent and the ABL Secured Parties shall be third party beneficiaries of Sections 1.3, 1.4 and 1.5 hereof.
     Section 14.11 Successors and Assigns; Participations.
     (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
          (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the Term Loans at the time owing to the assigning Lender or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan assigned;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

     (iv) Assignment and Assumption. The assignor and assignee to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment (provided that only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Certain Persons. No such assignment shall be made to Holdings, the Borrower or any of their respective Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.2, 4.3, 4.4, 4.5, 4.6 and 14.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York, a copy of each Assignment and Assumption and accession agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or Holdings, the Borrower or any of the their respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 14.2 that directly affects such Participant and could not be affected by a vote of the Required Lenders. Subject to paragraph (e) of this Section, the Borrower agree that each Participant shall be entitled to the benefits of Sections 4.2, 4.3, 4.4, 4.5 and 4.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.4 as though it were a Lender, provided such Participant agrees to be subject to Section 3.4 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.2, 4.3, 4.4, 4.5 and 4.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 4.5 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.5 as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 14.12 Term.
          (a) This Agreement and the other Loan Documents shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Maturity Date, unless sooner terminated pursuant to the terms hereof. In addition, the Borrower may terminate this Agreement at any time upon five (5) Business Days prior written notice to the Administrative Agent (which notice shall be irrevocable), such termination to become effective upon the repayment in full of the Obligations. Upon the Maturity Date or any other effective date of termination of the Loan Documents, the Obligations shall be repaid in full.
          (b) Any reference herein or in any other Loan Document to the satisfaction, repayment or payment in full of the Obligations shall mean that the Borrower shall:
          (i) pay to the Administrative Agent all outstanding and unpaid Obligations (including, without limitation, loan fees, service fees, professional fees, interest (including interest accrued after the commencement of any case under the U.S. Bankruptcy Code or any similar domestic or foreign similar statute), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any case under the United States Bankruptcy Code or any similar statute in any jurisdiction, but excluding (A) contingent obligations in respect of indemnification, (B) Bank Product Obligations, (C) interest to the extent paid in excess of amounts based on the pre-default rates (but not any other interest) and (D) fees paid in respect of the waiver of an Event of Default, in each case as to amounts under clauses (C) and (D) above only to the extent that such amounts are disallowed in any case under the United States Bankruptcy Code); and
          (ii) furnish cash collateral to the Administrative Agent (or at the Administrative Agent’s option, a letter of credit issued for the account of the Borrower and at the Borrower’s expense, in form and substance reasonably satisfactory to the Administrative Agent, by an issuer reasonably acceptable to the Administrative Agent and payable to the Administrative Agent as beneficiary) in such amounts as the Administrative Agent determines in good faith are reasonably necessary to secure the Administrative Agent, the Lenders and the Bank Product Providers from loss, cost, damage or expense, (including attorneys’ fees and expenses) in connection with:
          (A) any contingent Obligations (including checks or other payments provisionally credited to the Obligations and/or as to which the Administrative Agent or any Lender has not yet received full and final payment);
          (B) any continuing obligations of the Administrative Agent or any Lender pursuant to any Deposit Account Control Agreement; and
          (C) any of the Obligations arising under or in connection with any Bank Products in such amounts as the Bank Product Provider providing such Bank Products may require (as certified to the Administrative Agent pursuant to and in accordance with Section 3.8 (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner reasonably satisfactory to such Bank Product Provider)).
          (c) No termination of this Agreement or any of the other Loan Documents shall relieve or discharge any Loan Party of its respective duties, obligations and covenants under this Agreement or any of the other Loan Documents until all Obligations have been fully and finally discharged and paid, and the Administrative Agent’s continuing Lien upon the Collateral and the rights and remedies of the Administrative Agent and the Lenders hereunder, under the other Loan Documents and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each Loan Party waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and the Administrative Agent shall not be required to send such termination statements to Loan Parties, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full; provided that the Administrative Agent may release such security interests and take such further actions as authorized pursuant to Section 12.10.
     Section 14.13 Entire Agreement. This Agreement, the other Loan Documents, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.
     Section 14.14 USA Patriot Act. Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)) hereby notifies Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Loan Parties and other information that will allow such Lender to identify such person in accordance with the Patriot Act and any other applicable law. Loan Parties are hereby advised that any Term Loans hereunder are subject to satisfactory results of such verification.
     Section 14.15 Counterparts, Etc. This Agreement or any of the other Loan Documents may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this

Agreement or any of the other Loan Documents by telefacsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Loan Documents. Any party delivering an executed counterpart of any such agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.
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IN WITNESS WHEREOF, the Administrative Agent, the Lenders, and the Loan Parties have caused these presents to be duly executed as of the day and year first above written.

BORROWER: ATLANTIC DIVING SUPPLY, INC.
By:	/s/ Daniel Clarkson
	Name:	Daniel Clarkson
	Title:	VP/Treasurer/Secretary

HOLDINGS: ADS TACTICAL, INC.
By:	/s/ Daniel Clarkson
	Name:	Daniel Clarkson
	Title:	VP Treasurer Secretary

SUBSIDIARY GUARANTOR: MAR-VEL INTERNATIONAL, INC.
By:	/s/ Daniel Clarkson
	Name:	Daniel Clarkson
	Title:	VP, Treasurer/Secretary

Loan and Security Agreement
Atlantic Diving Supply, Inc.

ADMINISTRATIVE AGENT: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent
By:	/s/ Paula Smith
	Name:	Paula Smith
	Title:	Senior Vice President

Loan and Security Agreement
Atlantic Diving Supply, Inc.

LENDERS: WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Paula Smith
	Name:	Paula Smith
	Title:	Senior Vice President

Loan and Security Agreement
Atlantic Diving Supply, Inc.